Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

Fairmount Bank

Baltimore, Maryland

Conversion Valuation Appraisal Report

Valued as of November 30, 2009

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

November 30, 2009

Board of Directors

Fairmount Bank

8216 Philadelphia Road

Baltimore, Maryland 21237

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Fairmount Bank (“Fairmount” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Fairmount Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., and the Bank’s independent auditor, Smith Elliott Kearns & Company, LLC. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

November 30, 2009

Page Two

It is our opinion that, as of November 30, 2009, the estimated aggregate pro forma market value of the Bank was within a range (the “Valuation Range”) of $4,250,000 to $5,750,000 with a midpoint of $5,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $6,612,500. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 425,000 shares, a midpoint of 500,000 shares, a maximum of 575,000 shares, and an adjusted maximum of 661,250 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

TABLE OF CONTENTS

TAB			PAGE
	INTRODUCTION		1

I.	Chapter One – BUSINESS OF FAIRMOUNT BANK

	General Overview		4
	Financial Condition		11
	Income and Expense Trends		21
	Interest Rate Risk Management		27
	Asset Quality		31
	Subsidiary Activity		33
	Office Facilities		34
	Market Area		35
	Summary Outlook		43

II.	Chapter Two – COMPARISONS WITH PUBLICLY TRADED THRIFTS

	General Overview		44
	Selection Criteria		45
	Recent Financial Comparisons		49

III.	Chapter Three – MARKET VALUE ADJUSTMENTS

	General Overview		63
	Earnings Prospects		64
	Financial Condition		65
	Market Area		67
	Management		67
	Dividend Policy		68
	Liquidity of the Issue		69
	Subscription Interest		70
	Recent Acquisition Activity		71
	Effect of Government Regulations and Regulatory Reform		71
	Stock Market Conditions		73
	New Issue Discount		75
	Adjustments Conclusion		76
	Valuation Approach		78
	Valuation Conclusion		80

IV.	Appendix – EXHIBITS

	I	Background of Feldman Financial Advisors, Inc	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Net Loan Activity	II-4
	II-5	Investment Portfolio Composition	II-5
	II-6	Deposit Account Distribution	II-6
	II-7	Borrowed Funds Distribution	II-7
	II-8	Real Estate Properties	II-8
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Conversion Stock Offering	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Maximum Valuation	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Fairmount Bank (“Fairmount” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Fairmount Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).

In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, Smith Elliott Kearns & Company, LLC, the audited financial statements of the Bank’s operations for the years ended September 30, 2008 and 2009. We also reviewed and discussed with management other financial matters of the Bank.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.

FELDMAN FINANCIAL ADVISORS, INC.

We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

The valuation reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF FAIRMOUNT BANK

General Overview

Fairmount Bank is a federally chartered savings bank association located in the Rosedale area of Baltimore County, Maryland. Over the course of its history, Fairmount has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of the local community. The Bank conducts its business from one office at its new headquarters, which was recently completed and occupied in mid-September 2009. At September 30, 2009, Fairmount had total assets of $64.0 million, net loans of $50.3 million, deposits of $45.8 million, and equity capital of $6.8 million or 10.60% of total assets. The Bank is regulated by the OTS and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

Fairmount was founded in 1879 as a state-chartered mutual savings and loan association with the name “The Fairmount and Chapel Streets Permanent Building, Savings and Loan Assn. No. 1 Inc.” In 1960, the name of the association was changed to “The Fairmount Savings and Loan Association, Inc.” and the association became insured by the Maryland Savings Share Insurance Corporation. In 1985, the association converted to a mutual savings bank, changed its name to “Fairmount Federal Savings Bank” and became federally insured. In May 2009, in conjunction with its 130th anniversary, Fairmount changed the name to “Fairmount Bank” under its federal charter. The change in corporate title signified the Bank’s desire to broaden and expand its services and strengthen its community presence.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans. At September 30, 2009, one- to four-family residential mortgage loans totaled $39.6 million, or 78.7% of the Bank’s loan portfolio. The Bank’s residential mortgage loan portfolio included $22.1 million of owner occupied loans and $17.5 million of non-owner occupied loans. To a lesser extent, the Bank also originates home equity and second mortgage loans, loans secured by other properties, construction and land development loans, secured commercial loans, and loans on savings accounts. The Bank also invests in various investment securities.

Fairmount’s business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. The Bank’s current business objectives emphasize residential mortgage lending and Fairmount will continue to offer these types of loans. However, the Bank also intends to introduce additional loan products, including commercial real estate loans and, to a lesser extent, various types of commercial and consumer loans, and to originate more construction loans and second mortgage loans. The Bank also plans to introduce commercial checking accounts and focus on growing transaction deposit accounts, as well as to offer debit cards and internet banking for its customers. The Bank plans to hire a senior commercial real estate loan officer in the first half of 2010 to help generate increased volumes of non-residential loans.

Since its establishment in 1879, the Bank has been operating continuously in the Baltimore market. The Bank is committed to meeting the financial needs of the communities in which it operates, and is dedicated to providing quality personal service to its customers and

FELDMAN FINANCIAL ADVISORS, INC.

responding promptly to customer needs and inquiries. The Bank believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local area. Fairmount is presently focused on strengthening and expanding customer relationships to generate additional internal growth from its franchise.

The principal elements of the Bank’s business strategy are as follows:

•

Growing and Diversifying the Loan Portfolio. The Bank plans to pursue loan portfolio diversification with an emphasis on credit risk management to increase its origination of loans that provide higher returns. The Bank anticipates increased origination of commercial real estate loans. These loans provide higher returns than loans secured by one- to four-family real estate. However, commercial real estate loans involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on these loans are often dependent on the successful operation or management of the properties or business, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The Bank intends to hire a senior lender with experience in commercial real estate lending. The Bank also plans to increase its originations of construction loans, and, to a lesser extent, commercial business and consumer loans.

•

Continuing to Emphasize Residential Real Estate Lending. Historically, the Bank has emphasized one- to four-family, fixed-rate residential lending within its market area. As of September 30, 2009, $39.6 million, or 78.7%, of the total loan portfolio consisted of one- to four-family residential mortgage loans. During the year ended September 30, 2009, the Bank originated $15.9 million of one- to four-family residential mortgage loans, a significant portion of which were secured by one- to four-family non-owner occupied investor loans. In addition, to a lesser extent, the Bank originates construction/permanent loans and second mortgage loans.

•

Maintaining Strong Asset Quality Through Conservative Underwriting Standards. The Bank believes that maintaining high asset quality is a key to long-term financial success. Fairmount has sought to maintain favorable asset quality as reflected by low levels of non-performing assets, low charge-offs, and adequacy of loan loss reserves. It is the Bank’s viewpoint that its underwriting standards are conservative and collection efforts are diligently monitored. At September 30, 2009, $414,000 or 0.82% of the Bank’s total loan portfolio was categorized as non-performing. Although the Bank aims to diversify its lending activities by emphasizing commercial real estate loans, construction loans, and consumer loans after the Conversion, it intends to maintain a conservative approach to underwriting loans. The Bank does not offer, and does not intend to offer, “interest only,” “Option ARM,” “sub-prime” or “Alt-A” loans, nor does it hold any securities backed by these mortgages.

FELDMAN FINANCIAL ADVISORS, INC.

•

Building Lower Cost Deposits. The Bank currently offers NOW checking accounts, savings accounts, and certificates of deposit. At September 30, 2009, certificates of deposit represented 71.7% of total deposits. The Bank intends to introduce new commercial checking accounts and focus on growing transaction deposit accounts after the Conversion. Checking accounts, NOW accounts and savings accounts are generally lower-cost sources of funds than certificate of deposits and are less sensitive to withdrawal when interest rates fluctuate. As the Bank increases its commercial loan portfolio, it expects to attract core deposits from new commercial loan customers. It also expects to attract additional core deposits as a result of its new automated teller machine (“ATM”), its new drive-through facility, and internet banking, which is expected to be available to customers in mid-2010.

•

Offering New and Enhanced Products and Services. In the future, Fairmount plans to utilize technology to increase productivity and provide new and enhanced products and services. The Bank expects to begin offering debit cards in early 2010. In addition, the Bank anticipates implementing internet banking by mid-2010. The Bank believes that these new products and services will help to maintain and increase its deposit base, attract business and retail customers, and increase productivity. On an ongoing basis, the Bank plans to analyze the profitability of products and services and allocate resources to those areas that it believes offer the greatest future potential.

•

Expanding the Bank’s Branch Network. Historically, the Bank has conducted business from its sole office. The Bank intends to pursue opportunities to expand its franchise in the local market through the enhanced presence in the community provided by its new main office facility and by opening additional banking offices, as well as possibly through acquisitions of other financial institutions and banking related businesses. The Bank’s business plan contemplates opening an additional branch office in 2012. However, the Bank has no current plans, understandings, or agreements with respect to any new branch openings or acquisitions.

•

Maintaining a Strong Capital Position Through Disciplined Growth and Earnings. Fairmount’s longstanding policy has been to protect the safety and soundness of the Bank through conservative risk management, sound operations, and a strong capital position. The Bank has consistently maintained capital in excess of regulatory requirements. The Bank’s ratio of equity capital to total assets was 10.60% at September 30, 2009. The infusion of net offering proceeds from the Conversion will help fortify the Bank’s capital level in this challenging operating environment for financial institutions and support the Bank’s future growth.

The Bank intends to remain a well capitalized, profitable, community oriented financial institution and leverage the significant level of customer loyalty it has amassed through its many years of operation. While the Bank realizes that it may be restrained by limited resources as a

FELDMAN FINANCIAL ADVISORS, INC.

relatively small financial institution, it has attempted to add competent and versatile personnel to broaden its staff expertise. The President and Chief Executive Officer (“CEO”) of Fairmount, Joseph M. Solomon, joined the Bank in April 2007 and has been instrumental in expanding the Bank’s loan portfolio over the past several years. The Vice President of Bank Operations, Lisa A. Cuddy, was hired following the addition of the President and CEO as they both worked together previously at another financial institution. Recently, in September 2009, the Bank’s Chief Financial Officer (“CFO”), Jodi L. Beal, transitioned from a part-time acting role to full-time employee. The current management team has considerable experience in the local financial services industry.

The Bank’s new headquarters building positions Fairmount for future growth. It provides customers with the conveniences of drive-through banking and an ATM. The expanded office space will also allow the Bank to hire additional employees as may be required by future staffing needs. The Bank’s former headquarters building is located across the street from the new building. Fairmount intends to list this property for sale since it is no longer used for the Bank’s operations. In the near term, the new headquarters will impose added pressure on earnings due to increased occupancy and equipment expenses along with the larger carry of a non-earning asset on the balance sheet. However, the Bank anticipates that its enhanced franchise and community image will deliver increased customer appeal and eventually more business opportunities.

While the Bank’s present equity capital level is solid at 10.60% of total assets as of September 30, 2009, the Bank believes it must raise additional capital in order to facilitate its growth objectives and loan diversification, and provide a greater cushion in response to the heightened risk profile associated with uncertain economic and expansion risks. As a stock

FELDMAN FINANCIAL ADVISORS, INC.

corporation upon completion of the Conversion, the Bank will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

In summary, Fairmount’s primary reasons for implementing the Conversion and raising additional capital through the offering are to:

•	provide a large capital cushion for asset growth, which will primarily be realized through existing operations;

•	support growth and diversification of operations, products, and services to transition Fairmount into a full-service community bank;

•	improve the Bank’s overall capital and competitive position;

•	increase the Bank’s loans to one borrower limit and allow it to make larger loans, including larger commercial real estate loans;

•	provide additional financial resources to pursue branch expansion and possible acquisition opportunities;

•	provide better capital management tools, including the ability to pay dividends and to repurchase shares of common stock, subject to market conditions; and

•

attract and retain qualified directors, officers, and other employees by establishing stock-based compensation plans, including a stock option plan, a stock recognition and retention plan, and an employee stock ownership plan.

FELDMAN FINANCIAL ADVISORS, INC.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s consolidated balance sheets as of the years ended September 30, 2008 and 2009. Exhibit II-2 presents the Bank’s consolidated income statements for the years ended September 30, 2007 to 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of September 30, 2006 to 2009. Table 2 displays relative balance sheet concentrations for the Bank as of similar fiscal year-end periods.

Table 1

Selected Financial Condition Data

As of September 30, 2006 to 2009

(Dollars in Thousands)

	September 30,
	2009	2008	2007	2006
Total assets	$64,041	$55,512	$46,879	$40,967
Cash and cash equivalents	328	367	490	426
Federal funds sold and int.-bearing. deps.	4,305	1,045	1,475	1,996
Investment securities	5,094	7,019	11,005	11,851
Federal Home Loan Bank stock	601	539	199	80
Loans receivable, net	50,334	45,155	32,240	26,142
Total deposits	45,838	38,891	37,748	34,951
Borrowed funds	11,000	10,000	2,750	—
Equity capital	6,790	6,192	5,954	5,762

Source: Fairmount Bank, audited financial statements.

Asset Composition

The Bank’s total assets amounted to $64.0 million at September 30, 2009, reflecting approximately a $23.0 million increase over assets of $41.0 million at September 30, 2006. The asset growth over this three-year period measured 16.0% compounded annually. The increase in assets was fueled by the expansion of the loan portfolio, which increased by $24.2 million from fiscal year-end 2006 to fiscal year-end 2009. The concentration of net loans to total assets increased from 63.8% at September 30, 2006 to 78.6% at September 30, 2009. Conversely, as shown in Table 2, the ratio of cash and investments to assets declined from 35.0% to 16.1%

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Relative Balance Sheet Concentrations

As of September 30, 2006 to 2009

(Percent of Total Assets)

	September 30,
	2009	2008	2007	2006
Cash and investments	16.13	16.16	28.09	35.04
Loans receivable, net	78.60	81.34	68.77	63.81
Other assets	5.27	2.50	3.14	1.15

Total Assets	100.00	100.00	100.00	100.00

Total deposits	71.58	70.06	80.52	85.32
Borrowed funds	17.18	18.01	5.87	0.00
Other liabilities	0.64	0.78	0.91	0.62

Total Liabilities	89.40	88.85	87.30	85.94
Equity capital	10.60	11.15	12.70	14.06

Total Liabilities and Equity	100.00	100.00	100.00	100.00

Source: Fairmount Bank, audited financial statement data.

For many years, the Bank operated as a traditional thrift institution emphasizing one loan product – long-term, fixed-rate, owner-occupied, single-family residential mortgage loans. While residential mortgages continue to be the predominant loan type within the Bank’s portfolio, the Bank began to diversify its loan mix commencing approximately five years ago. As presented in Exhibit II-3, the Bank’s current loan portfolio particularly includes an increased level of non-owner occupied residential mortgages, along with lesser contributions of mobile home loans, commercial real estate loans, construction loans, and consumer loans.

Fairmount’s lending activities increased significantly in recent years following the hiring of a new President and a new loan officer. After the Conversion, the Bank plans to continue to expand and diversify the loan portfolio. Specifically, in addition to a continuing emphasis on residential lending, the Bank intends to diversify the loan portfolio by focusing on the origination

FELDMAN FINANCIAL ADVISORS, INC.

of commercial real estate loans, which are expected to represent an increasing portion of the portfolio in future years. In addition, the Bank intends to increase its originations of construction loans and second mortgage loans. In conjunction with its expanded lending activities, the Bank expects to hire additional staff, including a commercial loan officer.

A significant portion of the Bank’s primary lending activity consists of the origination of first mortgage loans secured by one- to four-family owner occupied residential properties located in the Bank’s market area. Loans are generated through the Bank’s existing customers and referrals, real estate brokers and other marketing efforts. The Bank generally has limited its real estate loan originations to the financing of properties located within its market area and has not made out-of-state loans, except for its mobile lending program which was discontinued in June 2007. At September 30, 2009, $22.1 million or 44.0% of the loan portfolio, consisted of one- to four-family owner occupied residential mortgage loans.

The Bank’s residential mortgage loans generally have terms of 15, 20, or 30 years. Fairmount offers only fixed-rate residential loans, and does not currently originate adjustable-rate mortgages (“ARMs”). However, following the Conversion, the Bank may consider implementing a program to originate ARMs. All of the owner occupied loans originated are retained in portfolio for long-term investment. The Bank has not sold these loans in the secondary mortgage market; however, the Bank’s loans are underwritten to secondary mortgage standards. Adhering to a conservative lending strategy, the Bank does not offer interest only, option ARM, negative amortization, Alt-A, or sub-prime loans. Furthermore, the Bank has not experienced any foreclosures in recent years within its owner occupied, residential mortgage loan portfolio.

FELDMAN FINANCIAL ADVISORS, INC.

An increased segment of the Bank’s recent lending activity has been the origination of first mortgage loans secured by one- to four-family non-owner occupied residential properties in the local market area. These loans are generated through Fairmount’s existing customer base and referrals, real estate brokers, real estate investors and other marketing efforts. As of September 30, 2009, $17.5 million or 34.7% of the loan portfolio consisted of this type of mortgage loan. As shown in Exhibit 3, originations of non-owner occupied residential mortgages totaled $11.4 million and $14.0 million in fiscal 2008 and fiscal 2009, respectively, and accounted for 58.1% and 71.9% of total loan originations during these corresponding periods.

Most loans originated in the Bank’s non-owner occupied mortgage program have payment periods of 25 years, subject to a balloon payment at 7 or 10 years. The Bank requires that the properties be occupied at the time the loan is made and require a minimum debt coverage ratio of 1.25 times. The maximum loan-to-value ratio is 75%, and a majority of current loan originations are sold on a participation basis to other community banks. A majority of the properties are occupied by tenants receiving government vouchers that subsidize their rent payments. The subsidy represents a majority of the rent payment and is paid to the owner of the property who is responsible for the mortgage payment. While the Bank plans to continue originating these loans, the targeted portfolio growth is limited since the Bank expects to sell 90% to 95% participation interests in a majority of these loans. The Bank receives loan fees as well as a servicing fee on these loans. At September 30, 2009, the Bank had four non-owner occupied residential loans made to the same borrower on non-accrual status totaling $362,000. In addition, one loan to a different borrower was in foreclosed real estate. The foreclosed property is currently under contract, and settlement is expected before December 31, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

As of September 30, 2009, mobile home loans totaled $3.1 million or 6.1% of the Bank’s loan portfolio. Fairmount Bank commenced origination of mobile home loans in calendar 2005 and ceased origination in June 2007. The Bank has no plans to originate these types of loans in the future. Fairmount’s existing mobile home loans were purchased from a third-party originator and funded by the Bank at settlement. The Bank paid a premium/loan origination fee to the third-party originator, of which one-half was wired upon settlement and the remainder was retained by the Bank in a depository account as a reserve for any losses or prepayments. At September 30, 2009, the Bank had prepaid loan origination fees related to this program of $531,000, and the balance in the reserve account available to the Bank was $233,000. At September 30, 2009, the Bank had one mobile home loan on non-accrual status totaling $52,000.

The Bank’s home equity loans and home equity lines of credit are secured by second mortgages on owner occupied, one- to four-family residences. At September 30, 2009, the Bank’s home equity loans and lines of credit secured by second mortgages totaled $1.8 million or 3.7% of total loans. Home equity loans consist of fixed-rate loans with terms to a maximum of 20 years and totaled $1.2 million at September 30, 2009. Home equity lines of credit are adjustable monthly based on the prime rate and totaled $681,000 at September 30, 2009.

On a limited basis, the Bank originates residential construction loans to individuals for the construction and permanent financing of their personal residences. Also on a limited basis, the Bank provides residential construction and land development loans to homebuilders and developers. At September 30, 2009, the balance of these loans was $2.7 million or 5.5% of the total loan portfolio. When market conditions improve, the Bank anticipates an expansion of construction and land development loan activity. The Bank is currently not experiencing any delinquencies in this portfolio; however, a specific reserve of $51,000 was established against a land development loan on which the Bank purchased a participation interest from another financial institution.

FELDMAN FINANCIAL ADVISORS, INC.

Although the Bank’s loan policies permit the origination of loans secured by commercial real estate including multi-family dwellings, during recent years the loan portfolio has not included a significant amount of these loans. The current portfolio of commercial real loans was $2.0 million or 4.0% of total loans. The current loan-to-value ratio of these loans does not exceed 80%, and the Bank had no delinquent loans in the commercial real estate loan portfolio at September 30, 2009. As noted previously, the Bank intends to place additional emphasis on the origination of commercial real estate loans following the Conversion.

The Bank provides commercial loans to businesses that demonstrate the ability to repay the debt through corporate cash flows. The majority of the Bank’s commercial loan portfolio is secured by assignments of corporate assets and includes personal guarantees of the business owners. At September 30, 2009, commercial loans totaled $981,000 or 1.9% of total loans. The Bank also provides consumer loans on a limited basis. Currently, the Bank’s consumer loans consist of deposit account loans and amounted to $60,000 or 0.1% of total loans. Generally, these loans are made at an interest rate that is 2.00% above the account rate for up to 80% of the account balance and for a term through the next maturity date.

Exhibit II-4 displays the Bank’s net loan activity for the years ended September 30, 2008 and 2009. Total loan originations amounted to $19.7 million and $19.5 million in fiscal 2008 and fiscal 2009, respectively. The majority of loan volume in both periods was attributable to non-owner occupied residential loans. During the past fiscal year, the Bank also purchased $1.1 million in owner occupied residential loans from another local community bank. Currently, a majority of the Bank’s non-owner occupied loan originations are sold on a 90% to 95% participation basis to other community banks.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5 presents a summary of the Bank’s investment portfolio as of September 30, 2008 and 2009. As mentioned previously, the Bank’s investment and liquidity holdings have declined in recent years as lending volumes expanded. At September 30, 2009, the Bank’s investment securities amounted to $5.1 million and consisted of mortgage-backed securities, U.S. government and federal agency obligations, and state and municipal securities. The U.S. government and federal agency obligations consisted of fixed-rate callable Freddie Mac securities at September 30, 2009.

At September 30, 2009, the Bank’s held-to-maturity portfolio which is carried at amortized cost, totaled $1.8 million or 2.8% of total assets and its available-for-sale portfolio which is carried at fair value totaled $3.3 million or 5.2% of total assets. The Bank also held $4.2 million in federal funds sold at other institutions, $92,000 in interest-bearing deposits at other banks, and $601,000 of stock in the FHLB of Atlanta at September 30, 2009. The Bank’s investment objectives are to maintain high asset quality, provide liquidity, establish an acceptable level of interest rate and credit risk, provide an alternate source of low-risk investments when demand for loans is weak, and generate a favorable return.

Liability Composition

Deposits are the Bank’s major external source of funds for lending and other investment purposes. Exhibit II-6 presents a summary of the Bank’s deposit composition as of September 30, 2008 and 2009. Total deposits amounted to $45.8 million or 71.6% of total assets and 80.1%

FELDMAN FINANCIAL ADVISORS, INC.

of total liabilities at September 30, 2009. Deposits increased by a compound annual rate of 9.7% between fiscal year-end 2006 and fiscal year-end 2009. Over the past year, deposits increased by 17.9% from $38.9 million at September 30, 2008 to $45.8 million at September 30, 2009.

Fairmount generate deposits primarily from within its market area. The Bank relies on competitive pricing and customer service to attract and retain deposits. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank’s current deposit account offerings consist of checking accounts, savings accounts, money market accounts, and certificates of deposit. The Bank periodically reviews and establishes interest rates, maturity terms, service fees, and withdrawal penalties for its deposit accounts. Deposit rates and terms are based primarily on current operating strategies, market interest rates, liquidity requirements, interest rates paid by competitors, and deposit growth goals.

Certificates of deposit are the largest deposit category at Fairmount and accounted for $32.9 million or 71.7% of total deposits at September 30, 2009. Approximately 62.9% or $20.7 million of the certificate portfolio had remaining maturities of one year or less. The Bank has managed to maintain a relatively stable concentration of savings accounts, which equaled $9.2 million or 20.0% of total deposits at September 30, 2009. The Bank has a very loyal segment of its customer base that prefers the passbook savings account. Interest-bearing demand deposits amounted to $3.4 million or 7.4% of total deposits and have been targeted for growth by the Bank. As of September 30, 2009, the weighted average costs of interest-bearing demand, savings, and certificate accounts were 1.14%, 1.12%, and 3.21%, respectively. The weighted average cost of total deposits was 2.61%.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s deposit flow is influenced by general economic conditions, changes in money market rates, prevailing interest rates, and competition. The Bank’s deposits are obtained predominantly from the surrounding market area where its main office is located. Historically, the Bank has relied primarily on customer service and longstanding relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect its ability to attract and retain deposits. As of September 30, 2009, the Bank had no brokered deposit accounts and the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $11.4 million. The Bank plans to emphasize the growth of core deposits (non-certificate transaction accounts) by offering new products and services that attract full-service banking relationships, developing an enhanced sales culture among branch personnel, and providing online internet banking access.

The Bank utilizes borrowings as a supplemental, cost-effective source of funds when they can be invested at a positive interest rate spread or to meet asset/liability management objectives. The Bank’s borrowings consist of advances from the FHLB of Atlanta. As of September 30, 2009, the Bank had $11.0 million in FHLB advances outstanding and the ability to borrow an additional $8.2 million of advances. The weighted average interest rate of outstanding FHLB advances at September 30, 2009 was 2.50%. The Bank’s average balance of FHLB advances outstanding increased from $5.9 million in fiscal 2008 to $10.8 million in fiscal 2009. The weighted average cost of borrowings declined from 3.77% in fiscal 2008 to 2.66% in fiscal 2009. Fairmount has used the increased level of borrowings to support its increased loan portfolio.

FELDMAN FINANCIAL ADVISORS, INC.

Equity Capital

The Bank has historically maintained solid capital levels. The increased leverage of the Bank’s capital base has facilitated the recent expansion of the balance sheet. Fairmount’s equity capital increased from $5.8 million at September 30, 2006 to $6.8 million at September 30, 2009 as a result of profitable operating results. Over the same time period, the Bank’s ratio of total equity to total assets decreased from 14.06% to 10.60%. Fairmount’s capital levels remain strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital were 10.52%, 18.80%, and 19.27%, respectively, as of September 30, 2009. In comparison, the minimum regulatory requirements under OTS guidelines were 1.50%, 3.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these capital ratios and measures, the Bank was considered “well capitalized” as of September 30, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of the Bank’s earnings performance over the fiscal years ended September 30, 2006 to 2009. Table 4 displays the Bank’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for recent periods.

Four-Year Overview

Fairmount has exhibited a steady record of moderate profitability, attributable largely to low levels of operating expenses and provisions for loan losses. In recent years, the Bank’s increased lending activity has contributed to considerable improvements in the net interest margin. The Bank recorded earnings of $279,000 in fiscal 2006, representing a return on average assets (“ROA”) of 0.69% and a return on average equity (“ROE”) of 5.01%. The Bank’s net income declined to $161,000 in fiscal 2007 due to decreased levels of net interest income, increased provision for loans losses, and higher operating expenses. The Bank’s ROA and ROE measured 0.37% and 2.75%, respectively, in fiscal 2007.

As the Bank’s lending activity expanded, earnings improved to $246,000 in fiscal 2008. Increased operating expenses were offset by higher net interest income. The Bank’s ROA and ROE amounted to 0.48% and 4.03%, respectively, in fiscal 2008. The Bank’s net interest margin expanded significantly in fiscal 2009 and fueled the increase in net income to $445,000. The Bank’s ROA and ROE advanced to 0.74% and 6.77%, respectively, in fiscal 2009. Net interest income increased by $649,000 in fiscal 2009 and offset the $132,000 increase in the provision for loan losses and a $203,000 increase in operating expenses.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Income Statement Summary

For the Years Ended September 30, 2006 to 2009

(Dollars in Thousands)

	Year Ended September 30,
	2009	2008	2007	2006
Total interest income	$3,437	$2,950	$2,417	$2,113
Total interest expense (1)	1,458	1,619	1,354	947

Net interest income	1,979	1,331	1,063	1,166

Provision for loan losses	182	50	35	—

Net interest income after provision	1,797	1,281	1,028	1,166

Total non-interest income	157	151	32	23
Total non-interest expense	1,241	1,037	810	769

Income before taxes	714	395	250	420
Income tax expense	269	149	89	141

Net income	$445	$246	$161	$279

(1)	Includes capitalized interest.

Source: Fairmount Bank, audited financial statements.

Recent Years Ended September 30, 2008 and 2009

Net income increased by $199,000, or 80.9%, to $445,000 for fiscal 2009 from $246,000 for fiscal 2008. As noted previously, the Bank’s ROA and ROE improved to 0.74% and 6.77%, respectively, in fiscal 2009. The increase in earnings was primarily due to an increase in net interest income of $649,000, or 48.7%, to $2.0 million for fiscal 2009 from $1.3 million for fiscal 2008. Non-interest expense increased $204,000, to $1.2 million for fiscal 2009 from $1.0 million for fiscal 2008. The provision for loan losses increased by $132,000 to $182,000 for fiscal 2009 from $50,000 in fiscal 2008.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Income Statement Ratios

For the Years Ended September 30, 2006 to 2009

(Percent of Average Assets)

	Year Ended September 30,
	2009	2008	2007	2006
Total interest income	5.70%	5.78%	5.50%	5.24%
Total interest expense (1)	2.42	3.17	3.08	2.35

Net interest income	2.97	2.61	2.42	2.89
Provision for loan losses	0.30	0.10	0.08	0.00

Net interest income after provision	2.98	2.51	2.34	2.89

Total non-interest income	0.26	0.30	0.07	0.06
Total non-interest expense	2.06	2.03	1.84	1.91

Income before taxes	1.18	0.77	0.57	1.04
Income tax expense	0.44	0.29	0.20	0.35

Net income	0.74%	0.48%	0.37%	0.69%

(1)	Includes capitalized interest.

Source: Fairmount Bank; Feldman Financial.

Net interest income increased by $649,000, or 48.3%, to $2.0 million for fiscal 2009 from $1.3 million for fiscal 2008. The increase primarily resulted from the combined effects of an increase of $488,000 in total interest income to $3.4 million in fiscal 2009 from $2.9 million in fiscal 2008, and a decrease of $161,000 in total interest expense to $1.5 million for fiscal 2009 from $1.6 million in fiscal 2008. The increase in total interest income was mainly the result of a $10.5 million increase in the average balance of loans due to the Bank’s emphasis to grow the loan portfolio. Total interest expense decreased primarily as a result of the decrease in average rates paid on deposits and borrowings. The weighted average cost of interest-bearing liabilities declined from 3.70% in fiscal 2008 to 2.85% in fiscal 2009.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 5, the weighted average yield on interest-earning assets declined slightly from 6.01% in fiscal 2008 to 5.94% in fiscal 2009. The ratio of average loans to average assets increased from 73.8% in fiscal 2008 to 79.8% in fiscal 2009. Concurrently, the weighted average yield of the loan portfolio increased from 6.45% in 2008 to 6.52% in fiscal 2009. The expansion of the non-owner occupied residential mortgage portfolio contributed to the loan portfolio yield improvement. The 7 basis point decrease in the interest-earning asset yield was accompanied by an 85 basis point decrease in interest-bearing liability cost. As a result, the Bank’s net interest spread improved by 78 basis points from 2.31% in fiscal 2008 to 3.09% in fiscal 2009 due to lower funding costs. The Bank’s net interest margin expanded by 63 basis points from 2.71% in fiscal 2008 to 3.34% in fiscal 2009.

The Bank’s provision for loan losses increased by $132,000 to $182,000 for fiscal 2009 from $50,000 in fiscal 2008, primarily due to a specific reserve of $51,000 established against a land development loan, expansion of the loan portfolio, and general uncertainty regarding the housing market. The Bank’s loan loss allowance increased from $103,000 or 0.23% of total loans at September 30, 2008 to $220,000 or 0.44% of total loans at September 30, 2009.

Non-interest income was $157,000 for fiscal 2009, which was an increase of $6,000 or 4.0% from $151,000 in fiscal 2008. Service charges and fees increased by $25,000 or 20.5% from $122,000 in fiscal 2008 to $147,000 for fiscal 2009. This increase in service fees and charges was primarily due to an increase in loan settlements during the fiscal year. This increase was offset by a decrease of $21,000 in revenue from the gain on sale of securities from $22,000 in fiscal 2008 to $1,000 for fiscal 2009. The decrease was due to fewer security sales and fluctuations in the market during the fiscal year.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Yield and Cost Summary

For the Years Ended September 30, 2008 to 2009

And as of September 30, 2009

	As of Sept. 30,	Year Ended September 30,
	2009	2009	2008
Weighted Average Yields
Loans receivable(1)	6.54%	6.52%	6.45%
Federal funds sold and int.-bearing deposits	0.25	0.26	3.43
Investment securities	4.82	4.95	4.92
Federal Home Loan Bank stock	0.41	0.22	5.13
Total interest-earning assets	5.88	5.94	6.01

Weighted Average Costs
Interest-bearing demand deposits	1.14	1.45	2.46
Savings deposits	1.12	1.17	1.25
Certificates of deposit	3.21	3.57	4.65
Borrowed funds	2.50	2.66	3.77
Total interest-bearing liabilities	2.61	2.85	3.70

Net interest spread(2)	3.27	3.09	2.31
Net interest margin(3)	NA	3.34	2.71

(1)	Includes non-accrual loans for the respective periods.
(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest income as a percentage of average interest-earning assets.

Source: Fairmount Bank, preliminary prospectus.

The Bank’s total non-interest expense increased by $204,000 or 19.7% to $1.2 million for fiscal 2009 from $1.0 million for fiscal 2008. The increase in operating expenses was primarily due to higher salaries, fees and employment expenses and an increase in FDIC insurance premiums. In relation to average assets, non-interest expense increased from 2.03% in fiscal 2008 to 2.06% in fiscal 2009. Salaries, fees and employment expenses increased by $89,000 or 13.7% from $650,000 in fiscal 2008 to $739,000 for fiscal 2009. FDIC insurance premiums increased by $42,000 from $4,000 in fiscal 2008 to $46,000 in fiscal 2009. Several factors

FELDMAN FINANCIAL ADVISORS, INC.

contributed to the increase in FDIC insurance premiums including, an increase in the FDIC quarterly multiplier, which is used to compute the payment amount, the depletion of the one-time assessment credit, and the payment of a $28,000 special assessment in the quarter ending September 30, 2009. Fairmount also incurred additional advertising, stationery, printing and supplies expenses when the Bank’s name was changed in May 2009 and when the Bank opened its new headquarters facility in September 2009. Advertising expenses increased from $10,000 in fiscal 2008 to $23,000 in fiscal 2009, and stationery, printing and supplies costs increased from $17,000 in fiscal 2008 to $37,000 in fiscal 2009.

The provision for income taxes increased $120,000 to $269,000 for fiscal 2009 from $149,000 in fiscal 2008. This increase in provision for income taxes was due to an increase in net income before taxes of $319,000 from $395,000 in fiscal 2008 to $714,000 for fiscal 2009. The Bank’s combined effective federal and state income rate was 37.6% in fiscal 2008 and 37.7% in fiscal 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

The Bank seeks to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Management actively monitors and manages the Bank’s interest rate risk exposure. The principal objective of the Bank’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given the Bank’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with guidelines approved by the Board of Directors. The Bank strives to maintain an acceptable balance between maximizing net interest spread potential and limiting its exposure to changes in interest rates.

Because the net present value of the majority of the Bank’s assets and liabilities are sensitive to changes in interest rates, the most significant form of market risk is interest rate risk. The Bank is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more quickly than its interest-earning assets. Interest rate risk management is administered by the Bank’s President/CEO and its Vice President/CFO. Interest rate risk reports are reviewed on a quarterly basis by the Board.

The Bank has emphasized the origination of fixed-rate mortgage loans in its portfolio in order to maximize net interest income and control credit risk. The Bank assumes increased exposure to interest rate fluctuations as a result of its investment in such loans. In a period of rising interest rates, the Bank’s net interest rate spread and net interest income may be negatively affected. However, this negative impact is expected to be mitigated somewhat by the net proceeds from the offering which will support the future growth of interest-earning assets. In addition, Fairmount has sought to manage and mitigate its exposure to interest rate risks in the following ways:

•	Diversifying its loan mix to include other types of loans that feature short-term maturities or adjustable interest rates.

FELDMAN FINANCIAL ADVISORS, INC.

•	Maintaining relatively high level of short-term liquid assets.

•	Lengthening the weighted average maturity of interest-bearing liabilities through retail deposit pricing strategies and FHLB advances.

•	Investing in short- to medium-term securities and in securities with step-up rate features providing for increased interest rates prior to maturity.

•	Maintaining high levels of capital

•	Maintaining favorable credit quality ratios so as to limit non-interest earning assets on the balance sheet.

The Bank measures its interest rate sensitivity based on the net portfolio value (“NPV”) of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Bank’s NPV as of September 30, 2009, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered.

As shown in Table 6, the Bank’s NPV would be negatively impacted by an increase in interest rates. An increase in rates would negatively impact the Bank’s NPV as a result of deposit accounts and FHLB borrowings repricing more rapidly than loans and securities due to the fixed-rate nature of a large portion of the Bank’s loan and investment portfolios. As rates rise, the market value of fixed-rate assets declines due to both the rate increases and slowing prepayments.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6 indicates that the Bank’s NPV was $10.2 million or 15.10% of the present value of portfolio assets as of September 30, 2009. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $1.8 million decrease in the Bank’s NPV and would result in a 225 basis point decrease in the NPV ratio to 12.85%. An immediate 100 basis point increase in market interest rates would result in a $776,000 decrease in the Bank’s NPV and a 95 basis point decrease in the NPV ratio to 14.15%. Conversely, an immediate 100 basis point decrease in market interest rates would result in a $252,000 increase in the Bank’s NPV and a 26 basis point increase in the NPV ratio to 15.36%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Interest Rate Risk Analysis

Net Portfolio Value

As of September 30, 2009

(Dollars in Thousands)

Change in Interest Rates(1) (basis points)	Estimated NPV(2)	Change from Base (000s)	Change from Base (%)	NPV Ratio(3)	Basis Point Change in NPV Ratio
+ 300 b.p.	$7,336	$(2,910)	(28.4)%	11.39%	(371) b.p.
+ 200 b.p.	8,448	(1,798)	(17.6)%	12.85%	(225) b.p.
+ 100 b.p.	9,471	(776)	(7.6)%	14.15%	(95) b.p.
+ 50 b.p.	9,979	(268)	(2.6)%	14.80%	(30) b.p.
0 b.p.	10,247	—	—	15.10%	—
- 50 b.p.	10,373	127	1.2%	15.22%	12 b.p.
- 100 b.p.	10,498	252	2.4%	15.36%	26 b.p.

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.
(3)	NPV divided by the present value of assets.

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 7 summarizes the Bank’s total non-performing assets (“NPAs”) as of September 30, 2008 and 2009. The Bank’s ratio of non-performing assets to total assets increased from 0.00% at September 30, 2008 to 0.79% at September 30, 2009. The Bank’s ratio of non-performing loans to total loans increased from 0.00% at September 30, 2008 to 0.82% at September 30, 2009. Historically, the Bank has maintained very low levels of non-performing assets due in part to conservative underwriting criteria, its limited portfolio diversification, and restrained lending volumes. In recent years, the increased lending volumes and portfolio diversification have also contributed to increases in non-performing asset levels. However, the Bank’s non-performing asset ratios still compare favorably to thrift industry benchmarks.

As of September 30, 2009, the Bank’s non-performing assets totaled $509,000 and comprised $362,000 in non-owner occupied residential loans, $52,000 in mobile home loans, and $95,000 in foreclosed assets. The non-performing loans in the non-owner occupied residential portfolio consisted of four loans made to the same borrower. In addition, one loan in the non-owner occupied residential portfolio was in foreclosed real estate. The foreclosed property is currently under contract, and settlement is expected before December 31, 2009.

In order to reflect the increased risk inherent in the loan portfolio, the Bank increased its provision for loan losses from $50,000 in fiscal 2008 to $182,000 in fiscal 2009. Net charge-offs increased from $26,000 in fiscal 2008 to $65,000 in fiscal 2009. Total charge-offs of $65,000 consisted of $40,000 for non-owner occupied loans and $27,000 for commercial leases. As a result, the allowance for loan losses increased by $117,000 from $103,000 or 0.23% of total loans at September 30, 2008 to $220,000 or 0.44% of total loans at September 30, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Non-performing Assets and Loan Loss Allowance Summary

As of or For the Years Ended September 30, 3008 and 2009

(Dollars in Thousands)

	As of or For the Year Ended Sept. 30,
	2009	2008
Non-performing Assets
Non-accruing loans:
One- to four-family non-owner occupied	$362	$—
Mobile home	52	—

Total non-accruing loans	414	—

Total accruing loans 90 days past due	—	—

Total non-performing loans	414	—
Foreclosed assets	95	—

Total non-performing assets	$509	$—

Total non-performing loans as a % of total loans	0.82%	0.00%
Total non-performing assets as a % total assets	0.79%	0.00%

Allowance for Loan Losses
Beginning balance	$103	$79

Charge-offs:
One- to four-family non-owner occupied	40	—
Commercial leases	27	6
Other	—	20

Total charge-offs	67	26

Recoveries on previous charge-offs:
Commercial leases	2	—

Total recoveries	2	—

Net (charge-offs) recoveries	(65)	(26)
Provision for loan losses	182	50

Ending balance	$220	$103

Net charge-offs to average loans	0.14%	0.07%
Allowance as a % of non-performing loans	53.11%	NM (1)
Allowance as a % of total loans	0.44%	0.23%

(1)	Not meaningful

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Subsidiary Activity

The Bank does not own or operate any subsidiaries. At the present time, the Bank has no plans, agreements, or understandings to establish or acquire any subsidiary businesses.

As a federally chartered savings association, the Bank is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. The Bank may invest an additional 1% of its assets in service corporations if the additional funds are used for inner-city or community development purposes, and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, the Bank may invest an unlimited amount in operating subsidiaries engaged solely in activities in which the Bank may engage as a federal savings bank.

FELDMAN FINANCIAL ADVISORS, INC.

Office Facilities

The Bank currently conducts business from its main office in the Rosedale community of Baltimore County, Maryland. The new headquarters facility is located at 8216 Philadelphia Road, Baltimore, Maryland 21237. The Bank completed and occupied the new office in mid-September 2009. The net book value of the Bank’s premises and equipment at 8216 Philadelphia Road was $2.6 million at September 30, 2009. As a result of the investment in the new headquarters, the net book value of the Bank’s premises and equipment increased from $1.0 million or 1.9% of total assets at September 30, 2008 to $2.9 million or 4.5% of total assets at September 30, 2009.

The Bank also own a property contiguous to its headquarters building that may be used for expansion and/or developed and sold. At September 30, 2009, the book value of this property was $242,000. The Bank’s previous headquarters at 8201 Philadelphia Road is still owned by the Bank and reflected on the balance sheet at a net book value of $85,000 at September 30, 2009. The Bank estimates the current market value of this property at approximately $400,000. Fairmount plans to list this property for sale since it is no longer used for the Bank’s operations. Exhibit II-8 sets forth the net book value of the land, building and leasehold improvements, and certain other information with respect to the Bank’s premises and equipment as of September 30, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

Overview of Market Area

Fairmount primarily serves communities located in Baltimore City and in Baltimore and Harford Counties in Maryland from its office in the Rosedale area of Baltimore County, which is contiguous to Baltimore City, the largest city in Maryland, and located near the District of Columbia. Baltimore City and Baltimore and Harford Counties have an estimated combined total population of approximately 1.7 million. The Baltimore City population has decreased 3.6% since 2000, while the population in Baltimore and Harford Counties has increased 5.8% and 13.3%, respectively since 2000. The economy of the greater Baltimore metropolitan area constitutes a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The largest employers in the Baltimore metropolitan area include the University System of Maryland, John Hopkins University, John Hopkins Hospital and Health System, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground.

Estimated per capita annual income in 2009 was $20,456 for Baltimore City, $31,637 for Baltimore County, and $31,980 for Harford County, as compared to the Maryland state average of $32,538 and the United States average of $27,277. Median household income levels showed similar patterns, as the Baltimore City median was $36,540 and Baltimore and Harford Counties reported median income of $63,608 and $74,142, respectively, compared to $67,267 for Maryland and $54,719 for the United States. The October 2009 unemployment rate was 10.8% in Baltimore City and 7.8% and 7.2%, respectively, in Baltimore and Harford Counties, compared to 7.2% in the state of Maryland and 10.2% in the United States.

FELDMAN FINANCIAL ADVISORS, INC.

Overview of Office Network

The Bank conducts operations through its main office located in the Rosedale community in Baltimore County, which is a part of the Baltimore metropolitan statistical area (“MSA”). In mid-September 2009, the Bank relocated it main office across the street to a newly constructed facility. The Bank owns the new office as well as the old office. At the present time, the Bank does not operate any other branch offices.

Demographic Profile of Market Area

The Baltimore MSA consists of the following counties: Baltimore City, Baltimore County, Anne Arundel County, Carroll County, Harford County, Howard County, and Queen Anne’s County. The Baltimore MSA is the 20th most populous metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and the Washington, DC MSA, the Baltimore MSA provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance, and defense contractors. In addition, the Bank’s market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels. The Baltimore MSA is home to six Fortune 1000 companies, Constellation Energy (utilities), W.R. Grace (chemicals), Black & Decker (industrial and farm equipment), Legg Mason (investments), T. Rowe Price (investments), and McCormick & Company (consumer foods)

FELDMAN FINANCIAL ADVISORS, INC.

Table 8 presents comparative demographic data for the United States, the state of Maryland, the Baltimore MSA, Baltimore County, and Baltimore City. The state of Maryland had an estimated population in 2009 of 5.7 million. Approximately 47% of the state’s residents, or 2.7 million, resided in the Baltimore MSA. Baltimore County and Baltimore City had estimated populations in 2008 of approximately 798,000 and 628,000, respectively. Baltimore City has experienced a net population decline in recent years, while population growth rates in the outlying counties (Carroll, Harford, Howard, and Queen Anne’s) are projected to surpass the national and state growth rates over the net five years.

Compared to national demographic trends, the Baltimore MSA reflects a slightly older and wealthier cross-section of residents. The median household net worth for 2009 is estimated at $124,993 in the Baltimore MSA, as compared to the United States median of $97,724. The median household income is estimated at $63,846 in the Baltimore MSA, as compared to the median United States household income of $54,719. The median age of residents in the Baltimore MSA was 38.1, as compared to the United States median age of 36.9. The number of owner occupied housing units is expected to increase by 2.3% in the Baltimore MSA over the next five years, as compared to 3.1% statewide and 6.1% nationally.

In recent year, the unemployment rates for Maryland, the Baltimore MSA, and Baltimore County have compared favorably to the national unemployment rate. However, the unemployment rate in Baltimore City has exceeded national and state averages. For October 2009, Maryland and the Baltimore MSA exhibited unemployment rates of 7.2% and 7.7%, respectively, compared to the national unemployment rate of 10.2%. The unemployment rate for Baltimore City was positioned higher at 10.8% for October 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Selected Demographic Data

	United States	State of Maryland	Baltimore MSA	Baltimore County	Baltimore City
Total Population
2009 - Current	309,731,508	5,733,229	2,701,909	797,934	627,565
2014 - Projected	324,062,684	5,913,034	2,767,110	814,278	620,489
% Change 2000-09	10.06%	8.25%	5.83%	5.79%	-3.62%
% Change 2009-14	4.63%	3.14%	2.41%	2.05%	-1.13%

Age Distribution, 2009
0 - 14 Age Group	20.17%	19.81%	19.53%	17.65%	19.08%
15 -34 Age Group	27.29%	25.95%	25.90%	26.15%	29.43%
35 -54 Age Group	28.36%	30.02%	29.79%	28.70%	26.97%
55+ Age Group	24.18%	24.22%	24.78%	27.50%	24.52%

Median Age (years)	36.9	38.1	38.4	39.9	36.2

Total Households
2009 - Current	116,523,156	2,146,767	1,031,455	317,469	246,023
2014 - Projected	122,109,448	2,219,100	1,058,547	324,728	243,385
% Change 2000-09	10.47%	8.38%	5.89%	5.87%	-4.64%
% Change 2009-14	4.79%	3.37%	2.63%	2.29%	-1.07%

Median Household Income
2009 - Current	$54,719	$67,267	$63,846	$63,608	$36,540
2014 - Projected	$56,938	$70,086	$66,484	$67,248	$39,813
% Change 2000-09	29.78%	27.07%	27.85%	25.45%	21.48%
% Change 2009-14	4.06%	4.19%	4.13%	5.72%	8.96%

Average Household Income
2009 - Current	$71,437	$85,716	$80,576	$78,400	$49,513
2014 - Projected	$74,464	$88,037	$83,078	$79,642	$50,668
% Change 2000-09	26.12%	27.07%	27.81%	20.50%	17.64%
% Change 2009-14	4.24%	2.71%	3.11%	1.58%	2.33%

Per Capita Income
2009 - Current	$27,277	$32,538	$31,235	$31,637	$20,162
2014 - Projected	$28,494	$33,525	$32,306	$32,254	$20,734
% Change 2000-07	26.36%	27.03%	28.02%	20.90%	18.75%
% Change 2009-12	4.46%	3.03%	3.43%	1.95%	2.84%

FELDMAN FINANCIAL ADVISORS, INC.

Table 8 (continued)

Selected Demographic Data

	United States	State of Maryland	Baltimore MSA	Baltimore County	Baltimore City
Median Household Net Worth	$97,724	$140,453	$124,993	$124,556	$18,853
Average Household Net Worth	$448,965	$540,888	$496,084	$466,454	$211,181

Current Household Net Worth
$0 - $35,000	42.33%	29.37%	30.93%	29.06%	56.93%
$35,000 - $100,000	16.10%	14.51%	14.83%	16.39%	15.38%
$100,000 - $250,000	18.94%	19.11%	19.55%	21.23%	14.15%
$250,000 - $500,000	13.27%	14.90%	14.70%	15.01%	6.58%
$500,000 +	17.38%	22.11%	19.99%	18.31%	6.97%

Total Number of Owner
Occupied Housing Units
2009 - Current	77,088,155	1,450,030	689,961	211,968	121,920
2014 - Projected	81,774,029	1,494,358	705,958	215,190	118,568
% Change 2000-09	10.42%	8.07%	5.85%	4.63%	-6.12%
% Change 2009-14	6.08%	3.06%	2.32%	1.52%	-2.75%

Current Value of Owner
Occupied Housing Units
$0 - $100,000	26.39%	5.35%	6.32%	1.82%	26.28%
$100,000 - $200,000	34.07%	19.91%	22.79%	26.34%	51.33%
$200,000 - $300,000	17.59%	27.35%	25.44%	31.11%	10.67%
$300,000 - $500,000	13.00%	29.02%	27.58%	24.21%	6.96%
$500,000 +	8.95%	18.37%	17.87%	16.53%	4.75%

Unemployment Rates
October 2009	10.2%	7.2%	7.7%	7.8%	10.8%
October 2008	6.6%	4.8%	5.1%	5.1%	7.5%

Source: SNL Financial and ESRI.

FELDMAN FINANCIAL ADVISORS, INC.

Market Share Analysis

Table 9 displays branch deposit data for the top 30 financial institutions in the Baltimore MSA as of June 30, 2009 (with deposit data adjusted for completed and pending mergers). Reflecting its small size, the Bank ranked 56th in the Baltimore MSA out of 76 financial institutions with total deposits of $44.6 million as of June 30, 2009 and a market share of 0.08%. Previously, the Bank ranked 59th in the Baltimore MSA with total deposits of $39.5 million as of June 30, 2008. The top five financial institutions (Bank of America, M&T Bank, PNC Bank, M&T Bank, Wells Fargo, and BB&T) held $36.8 billion or 68% of the deposit market in the Baltimore MSA. The deposit market in the area has been altered by the acquisition of its previously ranked fourth (Wachovia Bank) and fifth (Provident Bank) institutions. Wells Fargo acquired Wachovia in December 2008 and M&T Bank acquired Provident in May 2009. M&T Bank added to its local market share through the acquisition in August 2009 of the failed Bradford Bank.

Table 10 provides residential mortgage market share data for the top 30 lenders in the Baltimore MSA as ranked by loans funded in calendar 2008. Out-of-market lenders such as Wells Fargo, Bank of America, JPMorgan Chase, and PNC ranked among the leading residential lenders in the local market area. Fairmount ranked 124th with a market share of 0.09% based on total residential mortgage loans funded of $16.1 million in 2008. Previously, the Bank ranked 184th with a market share of 0.03% based on total residential mortgage loans funded of $8.3 million in 2007. Total residential mortgage originations in the Baltimore MSA declined 28.2% from $25.8 billion in 2007 to $18.6 billion in 2008. The average residential mortgage loan funded in the Baltimore MSA was approximately $233,000 in 2008 versus $214,000 in 2007

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Deposit Market Share in the Baltimore MSA

Data as of June 30, 2009

Adjusted for Pending and Completed Mergers

Rank	Financial Institution	Type	Branch Count	Pct. of Total Inst. Deposits in Market (%)	Deposit Market Share (%)	Total Deposits ($000)
1	Bank of America Corporation (NC)	Bank HC	105	1.49	24.79	13,439,214
2	M&T Bank Corporation (NY)	Bank HC	146	23.09	19.85	10,761,639
3	PNC Fin’l Services Group, Inc. (PA)	Bank HC	94	2.73	9.26	5,020,933
4	Wells Fargo & Company (CA)	Bank HC	55	0.59	8.09	4,387,507
5	BB&T Corporation (NC)	Bank HC	60	2.80	5.83	3,158,828
6	SunTrust Banks, Inc. (GA)	Bank HC	52	1.61	3.52	1,910,531
7	Susquehanna Bancshares, Inc. (PA)	Bank HC	26	12.18	2.03	1,100,861
8	First Mariner Bancorp (MD)	Bank HC	24	97.27	1.97	1,066,755
9	Wilmington Trust Corporation (DE)	Bank HC	1	12.82	1.95	1,055,687
10	Fulton Financial Corporation (PA)	Bank HC	19	7.60	1.66	898,356
11	Eastern Savings Bank, FSB (MD)	Thrift	5	100.00	1.54	833,214
12	Severn Bancorp, Inc. (MD)	Thrift HC	4	100.00	1.33	722,722
13	Capital One Financial Corp. (VA)	Bank HC	25	0.77	1.24	670,614
14	Sandy Spring Bancorp, Inc. (MD)	Bank HC	12	20.00	0.98	530,382
15	BCSB Bancorp, Inc. (MD)	Thrift HC	18	100.00	0.94	507,659
16	K Capital Corporation (MD)	Bank HC	7	100.00	0.93	504,726
17	Rosedale Federal S&LA (MD)	Thrift	8	100.00	0.89	479,921
18	Arundel Federal Savings Bank (MD)	Thrift	6	100.00	0.75	409,048
19	Annapolis Bancorp, Inc. (MD)	Bank HC	8	100.00	0.67	362,347
20	Queenstown Bancorp (MD)	Bank HC	5	90.05	0.63	344,185
21	Carrollton Bancorp (MD)	Bank HC	14	100.00	0.58	313,254
22	Northwest Bancorp, Inc. (PA)	Thrift HC	5	5.62	0.57	307,760
23	Glen Burnie Bancorp (MD)	Bank HC	8	100.00	0.55	297,052
24	Hopkins Bancorp, Inc. (MD)	Thrift HC	2	100.00	0.50	273,177
25	Bay National Corporation (MD)	Bank HC	1	91.61	0.49	266,834
26	Hamilton Federal Bank (MD)	Thrift	5	100.00	0.49	264,644
27	Harbor Bankshares Corporation (MD)	Bank HC	6	92.71	0.44	236,099
28	Patapsco Bancorp, Inc. (MD)	Bank HC	6	100.00	0.39	209,757
29	Citigroup Inc. (NY)	Bank HC	4	0.08	0.38	204,712
30	Howard Bancorp, Inc. (MD)	Bank HC	5	100.00	0.37	201,987

56	Fairmount Bank (MD)	Thrift	1	100.00	0.08	44,569

	Total (76 financial institutions)		859	N.A.	100.00	54,219,841

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Residential Mortgage Lending Market Share in the Baltimore MSA

Data for 2008 as Adjusted for Pending and Completed Mergers

Rank	Company	Type	No. of Funded Loans	Total Market Share (%)	Total Funded Loans ($000)
1	Wells Fargo & Co. (CA)	Bank	9,083	11.83	2,196,362
2	Bank of America Corp. (NC)	Bank	8,578	10.53	1,955,592
3	JPMorgan Chase & Co. (NY)	Bank	3,705	4.74	879,931
4	PNC Financial Services Group (PA)	Bank	3,579	4.60	853,395
5	SunTrust Banks Inc. (GA)	Bank	2,467	3.58	665,332
6	First Horizon National Corp. (TN)	Bank	2,400	3.15	584,766
7	Citigroup Inc. (NY)	Bank	2,245	2.44	452,515
8	First Mariner Bancorp (MD)	Bank	1,556	2.06	381,651
9	Flagstar Bank FSB (MI)	Thrift	1,740	2.06	381,599
10	AmTrust Financial Corporation (OH)	Thrift	1,433	1.82	338,087
11	First Home Mortgage Corp. (MD)	Mortgage Bank	1,277	1.79	332,802
12	Taylor, Bean & Whitaker Mortg. (FL)	Mortgage Bank	1,441	1.79	332,444
13	BB&T Corp. (NC)	Bank	1,615	1.74	323,669
14	Tower Federal Credit Union (MD)	Credit Union	1,379	1.54	286,412
15	Sierra Pacific Mortgage Inc. (CA)	Mortgage Bank	1,083	1.37	253,500
16	NVR Mortgage Finance Inc. (VA)	Mortgage Bank	767	1.36	252,165
17	M&T Bank Corporation (NY)	Bank	1,028	1.34	248,886
18	PHH Home Loans LLC (NJ)	Mortgage Bank	922	1.30	241,680
19	Navy Federal Credit Union (VA)	Credit Union	931	1.23	228,345
20	Prosperity Mortgage Co. (VA)	Mortgage Bank	918	1.21	224,851
21	Quicken Loans Inc. (MI)	Mortgage Bank	931	1.18	219,871
22	MetLife Bank NA (NJ)	Bank	851	1.17	217,472
23	Liberty Mortgage Corp. (NC)	Mortgage Bank	753	1.06	196,038
24	ING Bank FSB (DE)	Thrift	395	0.99	184,650
25	Equitable Trust Mortgage Corp. (MD)	Mortgage Bank	800	0.97	179,143
26	Carrollton Bancorp (MD)	Bank	864	0.94	175,170
27	HSBC Holdings plc	Bank	935	0.93	173,230
28	GMAC Inc. (MI)	Specialty Lender	741	0.93	172,557
29	General Motors Corp. (MI)	NA	725	0.86	159,599
30	USAA FSB (TX)	Thrift	659	0.81	149,798

124	Fairmount Bank (MD)	Thrift	141	0.09	16,075

	Total		79,551	100.00	18,563,967

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

Fairmount reported improved earnings in fiscal 2009 that resulted in net income of $445,000. Over the past three fiscal years, the Bank’s ROA has increased from 0.37% in fiscal 2007 to 0.48% in fiscal 2008 and 0.74% in fiscal 2009. The Bank has a long history of reporting moderate yet steady profitability, supported by a solid net interest margin, strong capital, limited credit losses, and low operating expenses. Fairmount’s recent earnings growth has been driven by the higher yields and additional fees earned from its non-owner occupied residential loan portfolio. The weighted average yield of the non-owner occupied residential portfolio was 7.59% at September 30, 2009, contributing to the Bank’s overall loan portfolio yield of 6.54% at such date. Cognizant of its rising portfolio concentration risk, the Bank has placed limitations on the amount of non-owner occupied loans held in portfolio and plans to continue participating out the majority of originations in this lending category.

The Bank’s earnings trends will continue to be dependent on interest rate movements and asset quality. The Bank’s net interest margin is very sensitive to interest rate risk exposure because of the overwhelming concentration of fixed-rate loans in its portfolio. As of September 30, 2009, approximately 96.3% or $46.1 million of the Bank’s loans that were contractually due in one or more years had fixed-rate terms. While asset quality has historically been satisfactory, the expansion and diversification of the Bank’s lending activity will have to be monitored diligently to assure that credit losses do not impair earnings in future periods. In addition, as the Bank assumes occupancy of new headquarters, adds additional staff for lending, and contemplates the possible opening of a branch office, operating expenses will become an important challenge to manage in maintaining steady profitability at the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Bank fit the general profile of a small traditional thrift institution, concentrating primarily on residential mortgage lending in its local market and relying significantly on retail certificates of deposit as a funding source. One- to four-family residential loans remain the core product in the Bank’s loan portfolio, drawing upon its roots as a home lender. However, the Bank has attempted to diversify its loan mix through the origination of non-owner occupied residential loans and intends to place additional emphasis in the future on commercial real estate and commercial business loans.

In determining the Comparative Group composition, we focused on the Bank’s asset size, earnings fundamentals, and lending concentration. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the Mid-Atlantic region. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York or NYSE Amex stock exchanges or listed on the NASDAQ market.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for at least one year.

•	Profitability – company has reported positive core earnings for the last twelve months (“LTM”).

•	Capitalization – tangible equity to assets ratio greater than or equal to 8.0%.

FELDMAN FINANCIAL ADVISORS, INC.

•	Asset size – total assets of less than $600 million.

•	Loan concentration – ratio of gross loans to total assets plus reserves is approximately 50% or higher.

•	Geographic presence – preference for companies based in the Mid-Atlantic region of the country, but criterion considered secondary to above criteria.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 11. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $160.2 million at Osage Bancshares to $569.4 million at BCSB Bancorp. The median asset size of the Comparative Group was $345.3 million.

Three of the comparables are located in Mid-Atlantic states (BCSB Bancorp in Maryland, Community Financial Corp. in Virginia, and Rome Bancorp in New York). Four are based in Central states (FFD Financial Corp. and Wayne Savings Bancshares in Ohio, LSB Financial Corp. in Indiana, and Osage Bancshares in Oklahoma), two in Southern states (First Advantage Bancorp in Tennessee and GS Financial Corp. in Louisiana), and one in New England (Mayflower Bancorp in Massachusetts).

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited higher profitability returns, comparable capital levels, and more favorable asset quality ratios. While some differences inevitably may exist between the Bank and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Comparative Group Operating Summary

As of September 30, 2009

Company	City	State	No. of Offices	IPO Date	Total Assets ($mil.)	Total Equity/ Assets (%)
Fairmount Bank	Baltimore	MD	1	NA	$64.0	10.60

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	18	04/11/08	569.4	10.38
Community Financial Corp.	Staunton	VA	11	03/30/88	541.2	8.84
FFD Financial Corporation	Dover	OH	5	04/03/96	192.4	9.34
First Advantage Bancorp	Clarksville	TN	5	11/30/07	352.7	20.06
GS Financial Corp.	Metairie	LA	6	04/01/97	270.9	10.45
LSB Financial Corp.	Lafayette	IN	5	02/03/95	363.6	9.43
Mayflower Bancorp, Inc. (1)	Middleboro	MA	8	12/23/87	249.0	8.09
Osage Bancshares, Inc.	Pawhuska	OK	3	01/18/07	160.2	15.72
Rome Bancorp, Inc.	Rome	NY	5	03/30/05	338.0	17.81
Wayne Savings Bancshares, Inc.	Wooster	OH	11	01/09/03	400.3	9.12

(1)	As of October 31, 2009.

Source: Fairmount Bank; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 12 summarizes certain key financial comparisons between the Bank and the Comparative Group. Tables 13 through 18 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of for the twelve months ending September 30, 2009.

The Bank’s LTM ROA was 0.74%, reflecting a profitability measure above the Comparative Group median of 0.40% and All Public Thrift median of 0.23%. The Bank’s higher earnings level was attributable mainly to its stronger net interest margin and lower operating expense ratio. Two members of the Comparative Group (Community Financial Corp. at 1.07% and Rome Bancorp at 0.86%) reported LTM ROA results above that of the Bank. The Bank’s LTM ROE was 6.77% and positioned above the Comparative Group’s median LTM ROE of 3.87%.

Based on core earnings as adjusted for non-recurring income and expense items, the Bank’s core profitability ratios were essentially identical to its LTM earnings results. The Bank’s core ROA of 0.74% was above the Comparative Group median of 0.41% and All Public Thrift median of 0.26%. As compared to the Bank, Rome Bancorp reported a higher core ROA of 0.93%. Two members of the Comparative Group (BCSB Bancorp and Osage Bancshares) reported negative LTM earnings results, but exhibited positive core earnings.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Key Financial Comparisons

Fairmount Bank and the Comparative Group

As of or For the Last Twelve Months Ended September 30, 2009

	Fairmount Bank	Comp. Group Median	All Public Thrift Median
Profitability
LTM Return on Average Assets (ROA)	0.74%	0.40%	0.23%
LTM Return on Average Equity (ROE)	6.77	3.87	1.52
Core Return on Avg. Assets (Core ROA)	0.74	0.41	0.26
Core Return on Avg. Equity (Core ROE)	6.76	4.14	2.14

Income and Expense (% of avg. assets)
Total Interest Income	5.70	5.28	5.11
Total Interest Expense	2.42	2.10	2.23
Net Interest Income	3.28	3.12	2.94
Provision for Loan Losses	0.30	0.21	0.47
Other Operating Income	0.26	0.70	0.58
Net Gains and Non-recurring Income	0.04	(0.05)	0.00
General and Administrative Expense	2.06	2.73	2.81
Intangibles Amortization Expense	0.00	0.00	0.01
Non-recurring Expense	0.00	0.04	0.05
Pre-tax Core Earnings	1.18	0.66	0.31

Efficiency Ratio	58.13	72.62	68.20

Yield-Cost Data
Yield on Interest-earning Assets	5.94	5.60	5.40
Cost of Interest-bearing Liabilities	2.85	2.48	2.56
Net Interest Spread	3.09	3.06	2.96
Net Interest Margin	3.34	3.31	3.15

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	96.02	95.23	93.28
Avg. Interest-bearing Liabilities	87.42	88.85	82.75
Avg. Net Interest-earning Assets	8.60	6.97	10.38

FELDMAN FINANCIAL ADVISORS, INC.

Table 12 (continued)

Key Financial Comparisons

Fairmount Bank and the Comparative Group

As of or For the Last Twelve Months Ended September 30, 2009

	Fairmount Bank	Comp. Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	16.13%	25.67%	20.72%
Loans Receivable, net	78.60	68.94	72.17
Real Estate	0.15	0.00	0.25
Intangible Assets	0.00	0.00	0.04
Other Assets	5.13	5.18	4.46
Total Deposits	71.58	73.66	71.52
Borrowed Funds	17.18	14.81	15.95
Other Liabilities	0.64	0.93	0.96
Total Equity	10.60	9.91	10.00

Loan Portfolio (% of total loans)
Residential Mortgage Loans	77.71	44.56	35.26
Other Real Estate Mortgage Loans	13.11	36.98	34.06
Non-mortgage Loans	9.18	13.84	29.58

Growth Rates
Total Assets	15.37	4.00	3.31
Total Loans	11.47	0.78	0.67
Total Deposits	17.87	8.68	8.27

Regulatory Capital Ratios
Tier 1 Leverage Ratio	10.52	9.61	8.90
Tier 1 Risk-based Capital	18.80	15.56	12.11
Total Risk-based Capital	19.27	16.56	13.30

Credit Risk Ratios
Non-performing Loans / Total Loans	0.82	1.12	2.47
Non-performing Assets / Total Assets	0.79	0.85	2.04
Reserves / Total Loans	0.44	1.03	1.29
Reserves / Non-performing Assets	43.22	80.33	46.75

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 12, the Bank’s net interest margin of 3.34% surpassed the Comparative Group median of 3.31% and the All Public Thrift median of 3.15%. The Bank’s net interest margin has been strengthened by expansion of the loan portfolio, in particularly the higher-yielding segment of non-owner occupied residential loans. Many of the Comparative Group companies exhibited strong net interest margins, led by Rome Bancorp at 4.24% and Community Financial Corp. at 3.59%. Significantly, Rome Bancorp and Community Financial Corp. both have hefty concentrations of loans on the balance sheet versus investments and other interest-earning assets.

The Bank’s yield on interest-earning assets was 5.94% for the LTM period and exceeded the Comparative Group median of 5.60% and the All Public Thrift median of 5.40%. The Bank’s earning asset yield was bolstered by a loan portfolio yield of 6.52%. None of the members of the Comparative Group reported an earning asset yield higher than the Bank’s yield. However, the Bank’s cost of interest-bearing liabilities at 2.85% was also higher than the Comparative Group median of 2.58% and All Public Thrift median of 2.56%. The Bank’s reliance on certificates of deposit, which typically are higher costing than transaction accounts, and increased utilization of borrowings contributed to the Bank’s funding cost disadvantage. The Bank’s net interest spread of 3.09% was moderately higher than the Comparative Group median of 3.06% and the All Public Thrift median of 2.96%.

The Bank’s non-interest operating income totaled 0.26% of average assets, noticeably lagging behind the Comparative Group and All Public Thrift medians of 0.70% and 0.50%, respectively. While the Bank’s non-interest income production trailed the Comparative Group levels, Fairmount’s non-interest revenue has actually increased substantially in recent years as a

FELDMAN FINANCIAL ADVISORS, INC.

result of increased loan-related fees. Similar to many other small financial institutions, the Bank has not developed a broad range of other banking-related services and products that are potential contributors to a larger stream of non-interest revenue. The Bank’s non-interest income ratio at 0.26% of average assets would have ranked last among the Comparative Group companies.

The Bank’s operating expense ratio at 2.06% of average assets was much lower than the Comparative Group median of 2.73% and All Public Thrift median of 2.81%. The Bank’s operating expense was lower than each of the corresponding ratios reported by the Comparative Group companies. Fairmount operates from a single office and the Bank’s staff complement consists of ten full-time employees and two part-time employees. Only until mid-September 2009 did the Bank relocate to its new main office location with enhancements such as a drive-through facility and an ATM. The Bank expects that annual operating expenses will increase approximately $140,000 due to costs associated with its new and larger facility. While the Bank’s expenses are expected to increase in the near term as a result of additional salary, employee stock benefit plan, and occupancy costs, Fairmount’s historical mode of operating efficiently should help the Bank to contain the expense ratio in future periods.

The Bank historically has made minimal provisions for loan losses based upon its satisfactory asset quality and credit loss experience. However, in fiscal 2009, the Bank increased its provision significantly to $182,000 to augment its loan loss reserves and reflect the recent growth of its loan portfolio as well as the increase in delinquent loans. The provision measured 0.30% of average assets and exceeded the Comparative Group median of 0.21%. The All Public Thrift median provision amounted to 0.47% of average assets.

FELDMAN FINANCIAL ADVISORS, INC.

As reflected in Table 12, the balance sheet composition of the Bank reflected a higher level of loans in relation to total assets in contrast to the Comparative Group and All Public Thrift aggregate. The Bank’s total loans amounted to 78.6% of assets as of September 30, 2009, versus 68.9% and 72.2% for the Comparative Group and All Public Thrift medians, respectively. The Bank has increased its lending activity over the past three years, particularly as compared to the prior decade, by targeting the owner-occupied and non-owner occupied residential mortgage lending sector in its local market. As previously noted, several members of the Comparative Group (Community Financial Corp., LSB Financial Corp., and Rome Bancorp) have loan concentrations exceeding 80% of total assets. Because of the emphasis on lending, the Bank’s ratio of cash and securities has declined in recent years and amounted to 16.1% at September 30, 2009 versus the Comparative Group and All Public Thrift medians of 25.7% and 20.7%. The Bank had no goodwill or other intangible assets on its balance sheet. The Bank’s other assets have increased largely as result of the investment in fixed assets associated with the new main office. The Bank’s ratio of other assets measured 5.1%, close to the Comparative Group and All Public Thrift medians of 5.2% and 4.5%, respectively.

The Bank’s borrowings level at 17.2% of assets reflected its increased usage of FHLB advances as a supplemental funding source, and exceeded the Comparative Group’s median borrowings level of 14.8% and the All Public Thrift median of 16.0%. The Bank’s deposit level at 71.6% of total assets was in range of the Comparative Group and All Public Thrift medians of 73.7% and 71.5%, respectively. The Bank’s equity level before the Conversion was 10.60% relative to assets, which was slightly higher than the Comparative Group and All Public Thrift medians of 9.91% and 10.00%, respectively, but slightly lower than the Comparative Group and All Public Thrift averages of 11.92% and 10.90%, respectively. Included in the Comparative

FELDMAN FINANCIAL ADVISORS, INC.

Group are several companies with very high equity levels, ranging from 15.72% at Osage Bancshares and 17.81% at Rome Bancorp to 20.06% at First Advantage Bancorp. These three companies also comprise the most recently converted thrifts within the Comparative Group.

While the Bank has begun to make strides toward diversifying its loan portfolio, its loan mix is not as varied as that of the Comparative Group. The Bank’s level of residential mortgage loans measured 77.7% of total loans based on regulatory financial data as of September 30, 2009, below the Comparative Group and All Public Thrift medians of 44.6% and 35.3%, respectively. However, as discussed previously, it bears noting that a large segment of the Bank’s residential mortgage loans consist of non-owner occupied loans. Similar to the Bank, a few companies had a majority of the loan portfolio invested in residential mortgage loans, including Osage Bancshares, Rome Bancorp, and BCSB Bancorp. The Bank’s concentration of other non-residential real estate mortgage loans measured 13.1% of total loans, compared to the Comparative Group median of 37.0% and the All Public Thrift median of 34.1%. The Bank’s concentration of non-mortgage loans at 9.2% of total loans also trailed the Comparative Group median of 13.8% and the All Public Thrift median of 29.6%.

The Bank’s recent emphasis on asset expansion is reflected in the comparative growth rates. The Bank’s asset growth rate measured 15.4% over the recent LTM period and surpassed the Comparative Group and All Public Thrift medians of 4.0% and 3.3%, respectively. The Bank’s growth rates of loans and deposits also exceeded the Comparative Group’s corresponding growth rates. Because of the Bank’s small size on a comparative scale basis, its growth rates are more easily impacted by absolute changes in the base amount as compared to larger companies within the Comparative Group. In addition, the sluggish economy has forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s 0.79% ratio of non-performing assets was positioned slightly below the Comparative Group median of 0.85% and notably below the All Public Thrift median of 2.04%. While the Bank’s asset quality ratios compared favorably to the peer groups, its level of reserves was lower. The Bank’s ratio of reserves to total loans was 0.44% versus the Comparative Group median of 1.03% and its 43.2% ratio of reserves to non-performing assets was below the Comparative Group median of 80.3%.

In summary, the Bank’s recent earnings performance surpassed the results attained by the Comparative Group and All Public Thrift segments. The Bank’s profitability is supported by a solid net interest margin and low operating expenses. The Bank’s net interest margin has been enhanced by the yield potential in its expanding loan portfolio and a strong level of capital, which affords additional interest-free funding. While the Bank exhibited a low level of non-interest income and higher level of loss loan provisions versus the overall Comparative Group, these factors did not disadvantage the Bank in the recent earnings cycle. The Bank’s earnings growth outlook will depend largely on the Bank’s ability to sustain satisfactory loan quality as its grows the portfolio, manage the net interest margin across movements in the interest rate environment, and control non-interest expenses as it expands its sphere of operation.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

General Operating Characteristics

As of September 30, 2009

	City	State	Ticker	Exchange	No. of Offices	IPO Date	Total Assets ($000s)	Total Deposits ($000s)	Total Equity ($000s)	Tang. Common Equity ($000s)
Fairmount Bank	Baltimore	MD	NA	NA	1	NA	64,041	45,838	6,790	6,790

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	BCSB	NASDAQ	18	04/11/08	569,438	487,989	59,133	48,691
Community Financial Corp.	Staunton	VA	CFFC	NASDAQ	11	03/30/88	541,172	388,965	47,862	35,728
FFD Financial Corporation	Dover	OH	FFDF	NASDAQ	5	04/03/96	192,379	158,740	17,968	17,968
First Advantage Bancorp	Clarksville	TN	FABK	NASDAQ	5	11/30/07	352,660	207,930	70,728	70,728
GS Financial Corp.	Metairie	LA	GSLA	NASDAQ	6	04/01/97	270,927	199,111	28,324	28,324
LSB Financial Corp.	Lafayette	IN	LSBI	NASDAQ	5	02/03/95	363,647	268,485	34,285	34,285
Mayflower Bancorp, Inc. (1)	Middleboro	MA	MFLR	NASDAQ	8	12/23/87	249,006	216,523	20,143	20,143
Osage Bancshares, Inc.	Pawhuska	OK	OSBK	NASDAQ	3	01/18/07	160,212	110,523	25,184	24,042
Rome Bancorp, Inc.	Rome	NY	ROME	NASDAQ	5	03/30/05	338,035	216,422	60,220	60,220
Wayne Savings Bancshares, Inc.	Wooster	OH	WAYN	NASDAQ	11	01/09/03	400,318	300,811	36,525	34,383

(1)	As of October 31, 2009.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

General Financial Performance Ratios

As of or For the Last Twelve Months Ended September 30, 2009

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Fairmount Bank	64,041	45,838	10.60	10.60	3.34	58.13	0.74	6.77	0.74	6.76

Comparative Group Average	343,779	255,550	11.92	11.81	3.34	74.59	0.36	3.59	0.43	3.89
Comparative Group Median	345,348	216,473	9.91	9.90	3.31	72.62	0.40	3.87	0.41	4.14

All Public Thrift Average	2,958,772	1,782,802	10.90	10.08	3.06	70.69	(0.41)	(7.36)	(0.34)	(6.31)
All Public Thrift Median	913,866	662,494	10.00	9.13	3.15	68.20	0.23	1.52	0.26	2.14

Comparative Group
BCSB Bancorp, Inc.	569,438	487,989	10.38	10.37	3.05	86.60	(0.34)	(3.37)	0.15	1.47
Community Financial Corporation	541,172	388,965	8.84	8.84	3.59	66.04	1.07	12.37	0.35	4.10
FFD Financial Corporation	192,379	158,740	9.34	9.34	3.36	72.78	0.48	5.01	0.51	5.32
First Advantage Bancorp	352,660	207,930	20.06	20.06	3.37	82.21	0.30	1.44	0.32	1.53
GS Financial Corp.	270,927	199,111	10.45	10.45	3.23	77.92	0.33	2.91	0.47	4.18
LSB Financial Corp.	363,647	268,485	9.43	9.43	2.81	72.45	0.25	2.78	0.28	3.10
Mayflower Bancorp, Inc. (1)	249,006	216,523	8.09	8.08	3.28	81.21	0.50	6.34	0.46	5.90
Osage Bancshares, Inc.	160,212	110,523	15.72	15.11	3.15	68.84	(0.32)	(1.92)	0.36	2.18
Rome Bancorp, Inc.	338,035	216,422	17.81	17.81	4.24	67.54	0.86	4.82	0.93	5.24
Wayne Savings Bancshares, Inc.	400,318	300,811	9.12	8.64	3.33	70.30	0.47	5.52	0.51	5.87

(1)	As of or for the LTM period ended October 31, 2009.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Income and Expense Analysis

For the Last Twelve Months Ended September 30, 2009

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang,	Non-rec. Expense	Pretax Core Earnings
Fairmount Bank	5.70	2.42	3.28	0.26	0.00	0.30	2.06	0.00	0.00	1.18

Comparative Group Average	5.27	2.11	3.16	0.63	(0.14)	0.27	2.83	0.00	0.07	0.69
Comparative Group Median	5.28	2.10	3.12	0.70	(0.05)	0.21	2.73	0.00	0.04	0.66

All Public Thrift Average	5.08	2.21	2.88	0.80	(0.19)	1.00	2.98	0.02	0.28	(0.24)
All Public Thrift Median	5.11	2.23	2.94	0.58	0.00	0.47	2.81	0.00	0.05	0.31

Comparative Group
BCSB Bancorp, Inc.	5.15	2.34	2.81	0.41	(0.09)	0.23	2.78	0.01	0.45	0.20
Community Financial Corporation	5.40	1.96	3.44	0.71	(0.09)	0.86	2.74	0.00	0.05	0.55
FFD Financial Corporation	5.52	2.21	3.31	0.42	0.00	0.23	2.71	0.00	0.05	0.79
First Advantage Bancorp	5.11	1.97	3.14	0.77	(0.03)	0.19	3.22	0.00	0.00	0.50
GS Financial Corp.	5.60	2.51	3.09	0.41	(0.22)	0.08	2.73	0.00	0.00	0.69
LSB Financial Corp.	5.38	2.71	2.67	1.00	0.00	0.55	2.72	0.00	0.05	0.40
Mayflower Bancorp, Inc. (1)	4.81	1.81	3.01	0.73	0.05	0.00	3.07	0.01	0.00	0.67
Osage Bancshares, Inc.	5.32	2.28	3.04	0.74	(0.99)	0.04	2.62	0.00	0.04	1.12
Rome Bancorp, Inc.	5.23	1.33	3.90	0.69	(0.07)	0.12	3.11	0.00	0.04	1.36
Wayne Savings Bancshares, Inc.	5.16	1.98	3.18	0.46	0.00	0.36	2.64	0.00	0.05	0.65

(1)	For the LTM period ended October 31, 2009.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Yield-Cost Structure and Growth Rates

For the Last Twelve Months Ended September 30, 2009

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Fairmount Bank	96.02	87.42	8.60	10.91	5.94	2.85	3.09	15.37	11.47	17.87

Comparative Group Average	94.85	85.63	9.22	12.02	5.56	2.46	3.09	6.10	4.06	12.30
Comparative Group Median	95.23	88.85	6.97	9.80	5.60	2.48	3.06	4.00	0.78	8.68

All Public Thrift Average	93.22	81.82	11.40	11.41	5.43	2.43	3.00	5.92	2.04	12.62
All Public Thrift Median	93.28	82.75	10.38	10.20	5.40	2.56	2.96	3.31	0.67	8.27

Comparative Group
BCSB Bancorp, Inc.	92.08	88.64	3.44	9.97	5.59	2.64	2.95	0.42	0.14	0.66
Community Financial Corporation	95.96	90.93	5.03	8.66	5.63	2.16	3.47	10.23	9.22	10.63
FFD Financial Corporation	98.49	89.07	9.42	9.62	5.60	2.48	3.12	9.12	4.42	16.72
First Advantage Bancorp	93.52	79.72	13.80	20.56	5.47	2.47	3.00	7.75	20.39	20.55
GS Financial Corp.	95.56	87.20	8.36	11.34	5.86	2.88	2.98	24.86	22.38	44.12
LSB Financial Corp.	94.91	89.75	5.16	9.13	5.67	3.02	2.65	(1.01)	(0.91)	5.60
Mayflower Bancorp, Inc. (1)	93.81	91.51	2.30	7.85	5.14	1.98	3.16	3.77	(4.16)	6.60
Osage Bancshares, Inc.	96.27	77.77	18.50	16.62	5.52	2.94	2.58	4.23	(9.14)	8.68
Rome Bancorp, Inc.	92.24	71.62	20.62	17.78	5.68	1.85	3.83	0.64	(3.18)	4.19
Wayne Savings Bancshares, Inc.	95.71	90.13	5.58	8.61	5.40	2.20	3.20	1.01	1.42	(2.87)

(1)	For the LTM period ended October 31, 2009.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Balance Sheet Composition

As of the Last Twelve Months Ended September 30, 2009

	As a Percent of Total Assets
	Cash & Securities	Total Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Fairmount Bank	16.13	78.60	0.15	0.00	5.13	71.58	17.18	0.64	89.40	10.60

Comparative Group Average	23.00	71.90	0.12	0.00	4.98	74.15	12.84	1.09	88.08	11.92
Comparative Group Median	25.67	68.94	0.00	0.00	5.18	73.66	14.81	0.93	90.10	9.91

All Public Thrift Average	23.90	69.79	0.54	0.87	4.75	69.79	18.16	1.17	89.09	10.90
All Public Thrift Median	20.72	72.17	0.25	0.04	4.46	71.52	15.95	0.96	90.19	10.00

Comparative Group
BCSB Bancorp, Inc.	23.24	70.42	0.11	0.02	6.21	85.70	2.99	0.93	89.62	10.38
Community Financial Corporation	2.29	92.47	0.00	0.00	5.24	71.87	18.77	0.52	91.16	8.84
FFD Financial Corporation	12.09	85.14	0.01	0.00	2.75	82.51	7.21	0.94	90.66	9.34
First Advantage Bancorp	38.08	56.62	0.00	0.00	5.30	58.96	20.14	0.84	79.94	20.06
GS Financial Corp.	28.10	67.46	0.84	0.00	3.61	73.49	15.00	1.06	89.55	10.45
LSB Financial Corp.	6.87	88.01	0.00	0.00	5.12	73.83	15.95	0.79	90.57	9.43
Mayflower Bancorp, Inc. (1)	44.79	48.95	0.28	0.01	5.98	86.95	4.37	0.59	91.91	8.09
Osage Bancshares, Inc.	33.92	61.76	0.00	0.00	4.32	68.99	12.92	2.37	84.28	15.72
Rome Bancorp, Inc.	9.28	84.46	0.00	0.00	6.26	64.02	16.46	1.71	82.19	17.81
Wayne Savings Bancshares, Inc.	31.32	63.68	0.00	0.00	5.00	75.14	14.62	1.12	90.88	9.12

(1)	For the LTM period ended October 31, 2009.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Regulatory Capital, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended September 30, 2009

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPAs	Resrvs./ Loans	Resid. First Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans
Fairmount Bank	10.52	18.80	19.27	0.82	0.79	43.22	0.44	77.71	13.11	9.18

Comparative Group Average	10.36	14.92	15.73	1.43	1.34	96.24	1.04	44.94	38.47	16.59
Comparative Group Median	9.61	15.56	16.56	1.12	0.85	80.33	1.03	44.56	36.98	13.84

All Public Thrift Average	9.84	14.02	15.58	3.51	3.13	63.94	1.66	37.68	35.13	28.68
All Public Thrift Median	8.90	12.11	13.30	2.47	2.04	46.75	1.29	35.26	34.06	29.58

Comparative Group
BCSB Bancorp, Inc.	11.56	16.88	17.67	0.71	0.62	111.25	0.97	55.16	39.67	5.17
Community Financial Corporation	8.26	9.67	10.56	2.54	2.87	41.76	1.28	28.27	32.52	39.21
FFD Financial Corporation	9.13	11.26	12.08	0.79	0.69	130.58	1.04	38.05	46.62	15.33
First Advantage Bancorp	12.05	16.75	17.53	0.49	0.29	255.92	1.30	30.06	57.59	12.35
GS Financial Corp.	9.87	16.45	17.38	2.24	2.21	45.11	1.46	48.63	47.69	3.68
LSB Financial Corp.	9.35	11.92	12.83	3.70	3.60	28.08	1.14	40.97	54.56	4.47
Mayflower Bancorp, Inc. (1)	7.70	14.66	15.73	1.44	1.00	49.40	1.00	39.25	34.28	26.47
Osage Bancshares, Inc.	12.14	17.82	18.27	0.02	0.23	130.54	0.49	66.12	23.10	10.78
Rome Bancorp, Inc.	15.58	21.79	22.51	0.59	0.50	122.11	0.72	54.78	18.00	27.22
Wayne Savings Bancshares, Inc.	8.00	11.98	12.70	1.77	1.37	47.67	1.01	48.15	30.68	21.17

(1)	As of or for the LTM period ended October 31, 2009.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

FELDMAN FINANCIAL ADVISORS, INC.

(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Government Regulations and Regulatory Reform

(10)	Stock Market Conditions

(11)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Bank’s profitability in recent years had trended upward due to an increasing net interest margin and significant expansion of the loan portfolio.

The Bank’s reported net income and core earnings compared favorably to the Comparative Group for the recent LTM period. The Bank’s slightly higher net interest margin and substantially lower operating expense ratio were the chief fundamentals contributing to the Bank’s earnings advantage. As discussed earlier, the Bank’s historical operating strategy has focused on increasing its net interest income and net income, emphasizing residential mortgage lending, maintaining strong capital levels, and operating efficiently. The Bank has developed a lending niche in the non-owner occupied residential mortgage sector and plans to diversify the portfolio further by increasing its volume of commercial real estate, construction, and commercial business lending. Following the Conversion, the Bank’s objectives will continue to focus on these strategies as it seeks to leverage the capital proceeds received from the stock offering. Portfolio risk concentration constraints and declining market interest in participation activity may have the impact of limiting the Bank’s future investor-owned lending volumes.

FELDMAN FINANCIAL ADVISORS, INC.

However, after the Conversion, the Bank’s operating expenses are anticipated to increase. The stock-based employee benefit plans that are expected to be implemented will bring further expense charges. Additionally, in an effort to expand its lending activity and market penetration, the Bank plans to hire additional lending personnel. At an appropriate time, the Bank may also expand beyond its single office location and open a branch office. As the Bank attempts to broaden its reach and attract different types of non-residential loans and core deposits, it is likely to encounter increased competition which will place additional pressure on operating margins.

As its net interest margin is likely to encounter added pressure due to increased competition and possible adverse changes in interest rates, the Bank has not yet developed significant sources of non-interest revenue to sustain earnings growth from other business channels. The Bank’s large concentration of fixed-rate loans heightens its exposure to interest rate risk. The Bank’s increased capital position following the Conversion will help to buttress its net interest margin across changing interest rate and business cycles and provide additional leverage capacity to grow the balance sheet. Additionally, relative to the Comparative Group, the Bank’s operating efficiency provides extra cushion to stabilize earnings trends. Therefore, based on the Bank’s current earnings fundamentals and recent operating results, we believe that a slight upward adjustment is warranted to the Bank’s pro forma market value for fundamental earnings prospects relative to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Bank’s overall loan composition reflects a large concentration of owner-occupied and non-owner occupied residential mortgage loans. The non-owner occupied residential portfolio represents a relatively new niche for the Bank as such

FELDMAN FINANCIAL ADVISORS, INC.

lending has increased considerably over the past two years. While the portfolio has generated enhanced yields and increased fees for the Bank, the portfolio does not reflect a seasoned history of performance and a slight increase in delinquencies has been noted in recent months. The Bank has portfolio limitations in place to constrain the amount of non-owner occupied loans held in portfolio and continues to participate out much of the new origination activity.

The Bank’s overall balance sheet structure reflects a concentration of loans funded by deposits and borrowings. The Bank’s deposits primarily consist of certificate accounts, which increased from 68.4% of total deposits at September 30, 2008 to 71.7% at September 30, 2009. We note that the Bank’s balance sheet structure is very similar to that of the Comparative Group on the whole. Before the infusion of net capital proceeds, the Bank’s equity ratio at 10.60% of assets was in range of the Comparative Group’s average and median and 11.92% and 9.91%, respectively. The Bank has a slightly lower level of non-performing assets than exhibited by the Comparative Group, but it also maintained a lower level of loan loss reserves in relation to total loans and total non-performing assets. While the asset quality of the Bank is slightly more favorable than the Comparative Group, the Comparative Group exhibits satisfactory asset quality ratios on a more diversified loan mix.

Until the Bank achieves its planned diversification into non-residential mortgage lending segments, it is uncertain if such diversification can be accomplished by building a reliable book of business and without experiencing a material increase in non-performing assets. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and satisfactory asset quality, similar to the Bank. We believe that the balance sheet, asset quality, and funding structure fundamentals of the Bank are largely similar to that of the Comparative Group, with the Bank commanding a slight advantage of stronger, enhanced capital ratios on a pro forma basis after the Conversion. Therefore, based on this consideration, we believe a slight upward adjustment is warranted for financial condition relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The members of the Comparative Group were drawn from the Mid-Atlantic, Central, and Southern regions of the country. The selection criteria parameters produced one public thrift (BCSB Bancorp) operating in the Bank’s primary market area and two others operating in the Mid-Atlantic region (Community Financial Corp. in Virginia and Rome Bancorp in New York). The market areas encompassing the Comparative Group companies include metropolitan areas such as Baltimore, Boston, Kansas City, and Tulsa, along with smaller metropolitan and micropolitan areas. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies and moderate population growth prospects, very similar to that experienced by the Bank’s market area. In recognition of these factors, we believe that no adjustment is warranted for market area.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. Over the past three years, the Bank has assembled a senior management team that is experienced and very familiar with the local market area. As reflected by its improved

FELDMAN FINANCIAL ADVISORS, INC.

financial results, we believe that investors will take into account that the Bank is professionally and capably managed by an experienced management team. Investors will likely rely upon actual earnings results as the means of evaluating the future performance of Fairmount’s management as the Bank pursues its growth objectives. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Policy

The Bank’s Board intends to consider a policy of paying cash dividends on the common stock; however, it has not yet made any decision on the timing or the possible amount of any dividend payments. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, available investment opportunities, capital requirements, the Company’s financial condition and operating results, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances are given by the Bank that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, eight currently pay cash dividends. The average dividend yield of the Comparative Group was 2.94% as of November 30, 2009, and slightly exceeded the average All Public Thrift dividend yield of 2.38%. Although the Company has yet to establish a formal dividend policy, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios and recent earnings results. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

FELDMAN FINANCIAL ADVISORS, INC.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the overwhelming majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Global Market. All ten members of the Comparative Group are listed on the NASDAQ Global Market.

In conjunction with the Conversion, the Bank will not apply to have its common stock listed for quotation on the NASDAQ Global Market. Instead, Fairmount expects that its common stock will be quoted on the Over-the-Counter Bulletin Board (“OTCBB”) following completion of the Conversion. The OTCBB is an electronic quotation system that displays real-time quotes, last-sale prices, and volume information for many over-the-counter securities that are not listed on the NASDAQ or a national stock exchange. The Bank will seek to attract one or more market makers in shares of its common stock, but there is no guarantee that this will occur or continue to do so once it begins.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers. The number of active buyers and sellers of shares of common stock at any particular time may be more limited on the OTCBB versus a national market such as NASDAQ, which may have an adverse effect on the price at which shares of common stock can be sold. Because of the Bank’s comparatively smaller capital amount and asset size, its resulting market capitalization will also be much smaller than the average $25.3 million and median $18.9 million market value of the Comparative Group. Of the ten companies in the Comparative Group, all are traded on

FELDMAN FINANCIAL ADVISORS, INC.

NASDAQ and indicated an overall average daily trading volume of approximately 2,000 shares per company during the past year. The Bank’s smaller stock issue and OTCBB listing do not offer the relative depth of liquidity afforded by the Comparative Group’s larger market values and NASDAQ trading history. Therefore, we have concluded that a downward adjustment to the Bank’s pro forma market value is warranted to address the lesser anticipated stock liquidity.

Subscription Interest

The Bank has retained the services of Stifel, Nicolaus & Company, Incorporated to assist in the marketing and sale of the stock offering. The Bank also plans to form an employee stock ownership plan (“ESOP”) that will purchase common stock in the subscription offering. The Bank’s Board members and executive officers anticipate purchasing an aggregate amount of approximately $650,000 of common stock. The maximum purchase in the stock offering for an individual or group of persons acting in concert will be limited to an aggregate of $150,000.

As thrift conversion activity diminished in response to the weakening stock market, subscription interest in thrift IPOs has been mixed. While a few have experienced robust interest and received orders above the maximum offering amount, other converting thrifts have struggled to close transactions successfully and moderately exceeded the minimum of offering ranges. As shown in Table 21, the after-market performance of recently converted thrifts has also been mixed with the OTCBB issues notably experiencing no material price change in the short-term aftermath of the IPO. Also, the Bank’s small franchise base and the lackluster performance of the most recent thrift IPOs in the Baltimore area may restrain interest. However, absent actual results of the Bank’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of newly converted thrifts in after-market trading. Table 19 summarizes recent acquisition activity involving banks and thrifts based in Maryland. Since January 1, 2006, there have been 13 acquisitions involving Maryland banks and thrifts. The largest recent acquisition of a Maryland bank or thrift involved the purchase of privately held Chevy Chase Bank, F.S.B. by Capital One Financial Corporation. This acquisition closed in February 2009 and was followed by the acquisition of Provident Bankshares in May 2009 by M&T Bank Corporation. These acquisitions along with the purchase of AmericasBank Corporation in August 2009 were characterized by sellers experiencing financial difficulties and being acquired at prices below book value. However, this profile of the merger and acquisition environment is occurring nationwide as premiums in bank and thrift acquisitions have been pushed downward to historically low levels. Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.

Effect of Government Regulations and Regulatory Reform

As a fully converted stock thrift regulated by the OTS and FDIC, the Bank will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of September 30, 2009, the Bank was considered a well capitalized institution as were all the members of the Comparative Group. Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations ad regulatory reform.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

Summary of Recent Maryland Acquisition Activity

Transactions Announced Since January 1, 2006

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Median: 2006 -2009				143.7	8.01	0.03	0.52	NA	NA	44.2	184.0	184.0	30.1	15.72
Median: 2007 -2009				299.0	6.50	(0.95)	(12.50)	NA	NA	225.4	65.2	101.6	NM	4.81
Median: 2006				96.7	10.08	0.91	7.26	NA	NA	22.6	209.7	209.7	30.1	23.14

Capital Funding Bancorp	MD	AmericasBank Corp.	B	145.9	5.25	(3.94)	(54.40)	04/03/09	C	0.3	3.5	3.5	NM	0.19
M&T Bank Corporation	NY	Provident Bankshares	B	6,410.5	8.46	(0.26)	(2.64)	12/18/08	C	402.0	71.5	150.3	NM	6.27
Capital One Financial Corp.	VA	Chevy Chase Bank, F.S.B.	T	15,499.5	5.69	0.03	0.52	12/03/08	C	520.0	58.9	66.0	NM	3.35
Eagle Bancorp, Inc.	MD	Fidelity & Trust Financial	B	452.0	6.61	(1.64)	(22.35)	12/02/07	C	48.8	137.3	137.3	NM	10.80
Affinity Financial Corp.	CA	American Partners Bank, FSB	T	140.2	6.39	(3.96)	(40.69)	03/06/07	C	NA	NA	NA	NA	NA
Bradford Bank	MD	Senator Bank (3)	T	19.1	7.78	(0.10)	(1.33)	01/25/07	C	NA	NA	NA	NA	NA
Bradford Bank	MD	Golden Prague FS&LA (3)	T	29.3	9.27	0.23	2.73	12/28/06	C	NA	NA	NA	NA	NA
Sandy Spring Bancorp, Inc.	MD	CN Bancorp, Inc.	B	151.3	13.58	0.96	7.26	12/13/06	C	44.2	209.7	209.7	30.1	29.23
E*TRADE Financial Corp.	NY	United Medical Bank, FSB	T	29.7	10.12	(10.72)	(95.20)	11/15/06	C	NA	NA	NA	NA	NA
PNC Financial Services	PA	Mercantile Bankshares	B	17,002.7	13.32	1.73	12.59	10/08/06	C	6,027.1	257.6	377.7	20.3	35.45
Community Banks, Inc.	PA	BUCS Financial Corp	T	143.7	8.01	0.30	3.72	09/05/06	C	22.6	184.0	184.0	41.4	15.72
Bradford Bancorp, Inc.	MD	Valley Bancorp, Inc.	T	49.9	10.08	0.91	8.92	07/28/06	C	9.6	190.4	190.4	31.6	19.20
Sterling Financial Corp.	PA	Bay Net Financial, Inc.	T	96.7	7.37	1.10	13.62	03/30/06	C	22.3	337.8	337.8	24.5	23.14

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.
(3)	Mutual to mutual merger.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 20 displays the performance of the SNL All Public Thrift, SNL All Mid-Atlantic Thrift, and SNL <$500 Million-Asset Thrift indexes, as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods. The public thrift indexes generally tracked the cyclical trends of the broader stock index in calendar 2008, but were outperformed by the S&P 500 during the year-to-date period in 2009. The All Public Thrift Index declined by 38.2% in calendar 2008, parallel with the 38.5% decline in the S&P 500.

The market for bank and thrift stocks turned sour in the middle of 2008 and plummeted further in the fall of 2008 through the spring of 2009. Rising concerns over the health of the banking system and the viability of several large financial concerns placed increased pressure on financial stock issues. Market prices of banks and thrift stocks were particularly hard hit by the mortgage crisis and dismal real estate market conditions. Financial stocks rebounded starting in March 2009 as Federal Reserve Board and U.S. Treasury stimulus initiatives began to stabilize some of the long-term concerns overhanging the credit and capital markets. While the broader market has staged a strong rally in 2009, the financial sector continues to suffer due to intensifying credit losses and mounting failures of distressed institutions. The SNL All Public Thrift index declined 15.3% from December 31, 2008 to November 30, 2009, while the S&P 500 actually increased by 21.3% over the same period. Since December 31, 2007, the SNL All Public Thrift index is down 47.7% compared to the S&P 500 being down 25.4%.

The OTS recently reported that the thrift industry reported essentially breakeven profits for the second consecutive quarter in the quarter ending September 30, 2009. Earnings results were sustained by improving net interest margins, but continue to be dampened by loan loss

FELDMAN FINANCIAL ADVISORS, INC.

provisions. Industry loan loss provisions, which remain at near-record levels, reflected increases in delinquent loans and other problem assets as a direct result of the continued housing market downturn and rising unemployment. For the past six months, stock prices in the overall market moved upward on the heels of the rally, but financial stocks have largely moved sideways with no appreciable change. Additionally, the market for financial issues remains very volatile and subject to broad sell-offs due to negative economic news or distressed sector or company announcements. We believe the uncertain market environment, the absence of unequivocal signs of industry recovery, and the volatile swings in the market for bank and thrift stock warrant a downward adjustment.

Table 20

Comparative Stock Index Performance

Index	12/31/07- 12/31/08	12/31/08- 11/30/09	12/31/07- 11/30/09
SNL All Public Thrift	-38.2%	-15.3%	-47.7%
SNL Mid-Atlantic Thrift	-19.4%	-15.7%	-32.0%
SNL Thrift <$500 Million	-24.9%	3.2%	-22.5%
S&P 500	-38.5%	21.3%	-25.4%

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 21 presents a summary of standard full conversion offerings since January 1, 2008.

As noted earlier, thrift stock conversion activity has diminished considerably in the wake of the sharp marked downturn in market conditions. There were only four standard conversion offerings in 2008, followed by three thus far in 2009. The after-market price performance of standard thrift conversion IPOs has been mixed. Of the seven standard conversion offerings completed since January 1, 2007, the average and median one-week price changes were 7.1% and 0.1%, respectively. Through November 30, 2009, the cumulative price changes reflected an average of 20.0% and median of 23.3%.

In the after-market, thrift conversions had been trading upward to a range approaching the fully converted book value, but found resistance at this level until a discernible trend in earnings improvement was evident. To price a new offering at a high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations along with the resulting price-to-earnings ratios and produce very marginal returns on equity.

FELDMAN FINANCIAL ADVISORS, INC.

Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the currently low interest rate environment and uncertain housing market conditions. Moreover, the uneven after-market price performance of thrift IPOs provides added reason to continue to factor in a new issue discount for valuation of current thrift IPOs.

Investors are aware that at initial pro forma price-to-book ratios approaching the current trading range of a majority of public thrifts, price-to-earnings ratios of converting thrifts would be excessive, returns on equity very low, and capital levels very high. Based upon the price-to-book valuation metric, thrift conversions recently completed have been discounted in an approximate range of 25% to 35% relative to the overall thrift trading market on a fully converted basis.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma valuation should be discounted relative to the Comparative Group because of factors associated with liquidity of the issue, stock market conditions, and the new issue discount. The magnitude of these discounts is offset modestly by the slight upward adjustments accorded to the Bank for its earnings prospects and financial condition fundamentals relative to the Comparative Group. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book and price-to-earnings ratios. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Summary of Recent Standard Conversion Stock Offerings

Transactions Completed Since January 1, 2008

						Pro Forma Ratios					After-Market Trading Price Change
Company	State	Stock Exchange	IPO Conv. Date	Total Assets ($Mil.)	Gross Offering Proceeds ($Mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	IPO Price ($)	11/30/09 Price ($)	One Day (%)	One Week (%)	One Month (%)	Change Thru 11/30/09 (%)
Average	NA	NA	NA	559.3	71.6	61.7	66.4	28.6	NA	NA	8.8	7.1	7.0	20.0
Median	NA	NA	NA	448.1	78.2	60.1	60.2	24.3	NA	NA	0.0	0.1	2.6	23.3

Average - OTCBB listed	NA	NA	NA	34.8	7.5	47.2	47.2	NM	NA	NA	0.0	2.5	2.5	18.8
Median - OTCBB listed	NA	NA	NA	34.8	7.5	47.2	47.2	NM	NA	NA	0.0	2.5	2.5	18.8
Average - NASDAQ listed	NA	NA	NA	769.1	97.2	67.6	74.1	28.6	NA	NA	12.3	8.9	8.7	20.5
Median - NASDAQ listed	NA	NA	NA	633.8	89.3	69.7	69.7	24.3	NA	NA	0.5	0.1	2.6	23.3

Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	16.98	49.9	47.2	48.0	69.8
St. Joseph Bancorp, Inc.	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	13.75	0.0	5.0	5.0	37.5
First Savings Fin’l Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	10.35	(1.0)	(4.0)	(8.0)	3.5
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	12.33	14.9	3.5	3.1	23.3
Cape Bancorp, Inc. (1)	NJ	NASDAQ	02/01/08	633.8	78.2	73.2	105.8	50.0	10.00	7.08	0.5	0.1	(2.0)	(29.2)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	13.51	(2.6)	(2.2)	2.6	35.1

(1)	Conversion stock offering was completed in conjunction with a simultaneous acquisition.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 22 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of November 30, 2009. As shown in Table 22, the average P/B ratio for the Comparative Group was 67.1%, the average P/TB ratio was 67.8%, and the average P/E ratio was 18.5x. On a core earnings basis, the average core P/E of the Comparative Group was 19.8x.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio is an important valuation ratio in the current thrift stock environment and was a key focus in developing our estimate of the Company’s pro forma market value. The Bank’s LTM earnings for the period ended September 30, 2009 amounted to $445,000. The Bank recognized a nominal level of non-recurring gains on sale of securities in fiscal 2009; therefore its core earnings were equal to reported LTM earnings.

In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma price-to-book ratio and price-to-tangible book ratio of 47.7% for the Company, which reflect an aggregate midpoint value of $5.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $4.3 million reflects a 43.2% P/B ratio and the resulting maximum value of $5.8 million reflects a 51.6% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $6.6 million and a P/B ratio of 55.5%.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s range of pro forma P/B ratios reflected larger discounts to the more strongly capitalized and solidly profitable members of the Comparative Group such as Rome Bancorp and Osage Bancshares, which reflected P/B trading valuation ratios of 95.9% and 86.1%, respectively. The Bank’s range of pro forma P/B ratios indicated lower discounts and parallel ratios to the lesser capitalized and lower profitable Mid-Atlantic companies within the Comparative Group as characterized by BCSB Bancorp at 57.6% and Community Financial Corporation at 50.7%.

The Bank’s pro forma midpoint P/B ratio of 47.7% reflects a 28.9% discount to the Comparative Group average P/B ratio of 67.1% and a 31.8% discount to the All Public Thrift average of 69.9%. The Bank’s pro forma maximum P/B ratio of 51.6% reflects a 23.1% discount to the Comparative Group average P/B ratio of 67.1% and a 26.2% discount to the All Public Thrift average of 69.9%. At the adjusted maximum, the Bank’s pro forma P/B ratio of 55.5% reflects a 17.2% discount to the Comparative Group average and a 20.6% discount to the All Public Thrift average.

Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios ranged from a minimum of 9.9x to 16.4x at the adjusted maximum based on LTM earnings and based on core earnings. As shown in Exhibit IV, the calculation of pro forma earnings includes the historical earnings results plus the re-investment of net investable proceeds from the stock offering, less adjustments for expenses associated with the stock-based benefit plans.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s pro forma midpoint P/E LTM ratio of 11.9x reflects a 35.6% discount to the Comparative Group average P/E ratio of 18.5x and 28.6% discount to the median of 16.7x. On a core earnings basis, the Bank’s pro forma midpoint P/E ratio of 11.9x was discounted 40.0% to the Comparative Group average of 19.8x and 27.5% to the Comparative Group median of 16.4x. The Bank’s pro forma adjusted maximum P/E LTM ratio of 16.4x reflects a 11.4% discount to the Comparative Group’s average P/E ratio of 18.5x and a 17.4% discount to the Comparative Group’s average core P/E ratio of 19.8x. The lower earnings results of the Comparative Group companies versus the Bank have the impact of skewing their P/E ratios higher.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $5.0 million reflects a corresponding P/A valuation ratio of 7.38%, ranging from 6.34% at the pro forma valuation minimum to 8.41% and 9.56% at the maximum and adjusted maximum, respectively. The Bank’s strong capitalization level resulted in P/A ratio premiums at the upper end of the range in contrast to the Comparative Group average P/A ratio of 8.16% and median P/A ratio of 6.43%. However, we note that the Bank’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Bank in generating a competitive ROE and advancing the other valuation metrics to trading market levels.

Valuation Conclusion

It is our opinion that, as of November 30, 2009, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within the Valuation Range of $4,250,000 to $5,750, 000 with a midpoint of $5,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $6,612,500.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Comparative Pro Forma Market Valuation Analysis

Fairmount Bank and the Comparative Group

Computed from Market Price Data as of November 30, 2009

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Fairmount Bank(1)
Pro Forma Minimum	10.00	4.3	9.9	9.9	43.2	43.2	6.34	14.65	14.65	0.00
Pro Forma Midpoint	10.00	5.0	11.9	11.9	47.7	47.7	7.38	15.49	15.49	0.00
Pro Forma Maximum	10.00	5.8	13.9	13.9	51.6	51.6	8.41	16.30	16.30	0.00
Pro Forma Adj. Maximum	10.00	6.6	16.4	16.4	55.5	55.5	9.56	17.22	17.22	0.00

Comparative Group Average	NA	25.3	18.5	19.8	67.1	67.8	8.16	11.92	11.81	2.94
Comparative Group Median	NA	18.9	16.7	16.4	66.7	66.8	6.43	9.91	9.90	3.56

All Public Thrift Average(2)	NA	313.0	18.1	21.2	69.9	75.9	7.48	10.90	10.08	2.38
All Public Thrift Median(2)	NA	49.1	14.6	14.8	68.3	74.7	5.99	10.00	9.13	2.38

Comparative Group
BCSB Bancorp, Inc.	9.00	28.1	NM	31.0	57.6	57.7	5.19	10.38	10.37	0.00
Community Financial Corporation	4.15	18.1	3.7	3.4	50.7	50.7	3.42	8.84	8.84	0.00
FFD Financial Corporation	14.80	15.0	16.8	15.8	83.2	83.2	7.77	9.34	9.34	4.59
First Advantage Bancorp	10.50	46.1	47.7	45.7	65.2	65.2	13.08	20.06	20.06	1.90
GS Financial Corp.	15.80	19.8	24.3	17.0	70.1	70.1	7.33	10.45	10.45	2.53
LSB Financial Corp.	10.25	15.9	16.5	14.8	46.4	46.4	4.38	9.43	9.43	4.88
Mayflower Bancorp, Inc.	6.60	13.8	11.0	11.6	68.3	68.3	5.52	8.09	8.08	3.64
Osage Bancshares, Inc.	7.79	21.5	NM	33.3	86.1	90.2	13.53	15.72	15.11	4.36
Rome Bancorp, Inc.	8.39	57.7	19.1	17.6	95.9	95.9	17.08	17.81	17.81	4.05
Wayne Savings Bancshares, Inc.	5.74	17.2	8.7	8.2	47.2	50.1	4.31	9.12	8.64	3.48

(1)

Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $4.3 million at the minimum, $5.0 million at the midpoint, $5.8 million at the maximum, and $6.6 million at the adjusted maximum of the valuation range.

(2)	Excludes mutual holding companies and companies being acquired in announced merger transactions.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Fairmount Bank

Consolidated Balance Sheets

As of September 30, 2008 and 2009

(Dollars in Thousands)

	September 30,
	2009	2008
ASSETS
Cash and due from banks	$328	$367
Interest-bearing deposits in other banks	93	154
Federal funds sold	4,213	891
Securities available-for-sale, at fair value	3,328	7,019
Securities held-to-maturity, at amortized cost	1,766	—
Federal Home Loan Bank stock	601	539
Loans receivable, net	50,334	45,155
Accrued interest receivable	234	230
Premises and equipment, net	2,889	1,048
Foreclosed real estate	95	—
Other assets	161	109

TOTAL ASSETS	$64,041	$55,512

LIABILITIES AND EQUITY
Deposits:
Non-interest-bearing	$447	$490
Interest-bearing demand deposits	3,376	2,626
Savings deposits	9,165	9,189
Time certificates	32,850	26,586

Total deposits	45,838	38,891

Federal Home Loan Bank advances	11,000	10,000
Other liabilities	413	429

Total liabilities	57,251	49,320

Retained earnings	6,727	6,282
Accumulated other comprehensive income (loss)	63	(90)

Total equity	6,790	6,192

TOTAL LIABILITIES AND EQUITY	$64,041	$55,512

Source: Fairmount Bank, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Fairmount Bank

Consolidated Income Statements

For the Years Ended September 30, 2007 to 2009

(Dollars in Thousands)

	Year Ended September 30,
	2009	2008	2007
Total interest income	$3,437	$2,950	$2,417
Total interest expense	1,458	1,619	1,354

Net interest income	1,979	1,331	1,063

Provision (recovery) for loan losses	182	50	35

Net interest income after provision	1,797	1,281	1,028

Service charges and fees	147	122	32
Gain on sale of securities	1	22	—
Other income	10	7	—

Total non-interest income	157	151	32

Salaries, fees and employment expenses	739	650	423
Occupancy and equipment expense	72	70	50
Professional fees	105	90	84
Other operating expenses	325	227	298

Total non-interest expense	1,241	1,037	810

Income before income tax expense	714	395	250
Income tax expense	269	149	89

Net income	$445	$246	$161

Source: Fairmount Bank, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of September 30, 2008 and 2009

(Dollars in Thousands)

	September 30,
	2009		2008
	Amount	Percent	Amount	Percent
Real estate loans:
1-to-4 family owner occupied	$22,162	43.99%	$21,922	48.89%
1-to-4 family non-owner occupied	17,484	34.70	11,963	26.68
Home equity (1)	1,845	3.66	1,933	4.31
Mobile home	3,073	6.10	3,360	7.49
Secured by other properties	2,032	4.03	1,362	3.04
Construction and land development	2,747	5.45	3,264	7.28

Total real estate loans	49,343	97.93	43,804	97.69

Commercial and consumer loans:
Secured commercial	848	1.69	667	1.49
Commercial leases	133	0.26	311	0.69
Savings account	60	0.12	57	0.13

Total commercial and consumer	1,041	2.07	1,035	2.31

Total loans	50,384	100.00%	44,839	100.00%

Unamortized premiums and loan fees	548		643
Unearned income on loans	(378)		(224)
Allowance for loan losses	(220)		(103)

Total loans, net	$50,334		$45,155

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Net Loan Activity

For the Years Ended September 30, 2008 and 2009

(Dollars in Thousands)

	Years Ended September 30,
	2009	2008
Total loans at beginning of period	$44,839	$31,598

Loans originated

Real estate:
1-to-4 family owner occupied	1,932	4,375
1-to-4 family non-owner occupied	13,994	11,410
Home equity (1)	318	313
Secured by other properties	550	560
Construction and land development	1,560	2,992

Commercial and consumer loans:
Secured commercial	995	—
Savings	105	2

Total loans originated	19,454	19,652

Loans purchased	1,110	—

Deduct:
Participation of originated loans	7,023	3,156
Principal repayments	7,996	3,255

Total deductions	15,019	6,411

Net loan activity	5,545	13,241

Total loans at end of period	$50,384	$44,839

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Investment Portfolio Composition

As of September 30, 2008 and 2009

(Dollars in Thousands)

	September 30,
	2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities held to maturity
U.S. Government and federal agency obligations	$993	$998	$—	$—
State and municipal	773	799	—	—

Total secs. held to maturity	1,766	1,797	—	—

Securities available for sale
U.S. Government and federal agency obligations	—	—	2,998	2,860
State and municipal	—	—	3,693	3,701
Mortgage-backed	3,215	3,328	474	458

Total secs. available for sale	3,215	3,328	7,165	7,019

Total investment securities	$4,981	$5,125	$7,165	$7,019

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Deposit Account Distribution

As of September 30, 2008 and 2009

(Dollars in Thousands)

	September 30,
	2009		2008
	Amount	Pct. of Total	Amount	Pct. of Total
Certificates of deposit:
Less than 2.00%	$4,493	9.80%	41	0.11%
2.00% - 2.99%	12,040	26.27	5,863	15.08
3.00% - 3.99%	6,832	14.91	6,322	16.25
4.00% - 4.99%	9,232	20.14	12,760	32.81
5.00% - 5.99%	253	0.55	1,600	4.11

Total certificate accounts	32,850	71.67	26,586	68.36

Non-interest bearing deposits (1)	447	0.98	490	1.26
Interest-bearing demand deposits	3,376	7.36	2,626	6.75
Savings deposit accounts	9,165	19.99	9,189	23.63

Total transaction accounts	12,988	28.33	12,305	31.64

Total deposits	$45,838	100.00%	$38,891	100.00%

(1)	Includes non-demand escrows.

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7

Borrowed Funds Distribution

As of or For the Years Ended September 30, 2008 and 2009

(Dollars in Thousands)

	As of or For the Year Ended September 30,
	2009	2008
FHLB Advances
Average balance outstanding	$10,751	$5,947
Maximum outstanding at any month-end	11,000	10,000
Balance outstanding at period-end	11,000	10,000

Weighted average rate during period	2.66%	3.77%
Weighted average rate at end of period	2.50%	3.27%

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8

Real Estate Properties

As of September 30, 2009

(Dollars in Thousands)

Description/Address	Leased/ Owned	Date of Lease Expiration	Net Book Value of Property(1)	Amount of Deposits
Main Office and Headquarters
8216 Philadelphia Road	Owned	NA	$2,562	$45,838
Baltimore, Maryland 21237

Land (contiguous to Main Office)
8216 Philadelphia Road	Owned	NA	242	NA
Baltimore, Maryland 21237

Previous Headquarters
8201 Philadelphia Road(2)	Owned	NA	85	NA
Baltimore, Maryland 21237

Total			$2,889	$45,838

(1)	Includes premises, land and equipment.
(2)	Current market value of property is estimated at approximately $400,000.

Source: Fairmount Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 11/30/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts(1)
Abington Bancorp, Inc.	ABBC	PA	1,227	18.05	18.05	(0.76)	(3.91)	6.83	146.8	NM	NM	66.8	66.8	12.06	2.93
Anchor BanCorp Wisconsin	ABCW	WI	4,638	1.75	1.65	(6.82)	(175.97)	0.53	11.4	NM	NM	360.4	NM	0.25	0.00
Astoria Financial Corp.	AF	NY	20,673	5.83	4.98	0.23	4.10	10.38	1,007.4	18.9	16.7	79.6	94.0	4.64	5.01
Bank Mutual Corp.	BKMU	WI	3,561	11.46	10.09	0.53	4.57	7.01	325.4	18.0	24.3	80.6	93.0	9.17	3.99
BankAtlantic Bancorp, Inc.	BBX	FL	4,941	3.83	3.52	(5.16)	(111.50)	1.33	64.2	NM	NM	34.6	36.5	1.32	0.00
BankFinancial Corp.	BFIN	IL	1,574	16.91	15.45	0.57	3.28	9.39	201.1	20.9	19.4	75.5	84.1	12.78	2.98
BCSB Bancorp, Inc.	BCSB	MD	569	10.38	10.37	(0.34)	(3.37)	9.00	28.1	NM	31.0	57.6	57.7	5.19	0.00
Beacon Federal Bancorp, Inc.	BFED	NY	1,070	9.42	9.42	0.60	6.26	9.24	61.8	10.0	8.3	61.3	61.3	5.77	2.16
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,681	15.31	9.32	0.50	3.31	18.86	262.8	24.5	23.4	64.0	112.5	9.80	3.39
BofI Holding, Inc.	BOFI	CA	1,324	7.03	7.03	1.01	14.73	8.75	71.5	6.1	5.9	85.9	85.9	5.44	0.00
Broadway Financial Corp.	BYFC	CA	520	6.40	6.40	0.31	4.38	5.15	9.0	11.7	8.9	40.1	40.1	1.76	3.88
Brookline Bancorp, Inc.	BRKL	MA	2,639	18.55	17.08	0.70	3.77	9.51	561.4	30.7	30.3	115.1	127.3	21.29	3.58
Cape Bancorp, Inc.	CBNJ	NJ	1,067	11.68	9.72	(5.56)	(41.69)	7.08	94.3	NM	NM	75.6	92.9	8.83	0.00
Carver Bancorp, Inc.	CARV	NY	809	8.08	8.05	(0.85)	(11.31)	8.01	19.8	NM	NM	42.8	43.0	2.51	4.99
Central Bancorp, Inc.	CEBK	MA	541	7.98	7.60	0.68	9.52	8.25	13.5	3.6	3.3	40.3	43.1	2.55	2.42
Central Federal Corp.	CFBK	OH	280	9.06	9.06	(2.66)	(24.61)	1.42	5.8	NM	NM	31.6	31.6	2.13	0.00
CFS Bancorp, Inc.	CITZ	IN	1,078	10.15	10.15	(1.11)	(10.68)	4.38	47.1	NM	NM	43.1	43.1	4.37	0.91
Chicopee Bancorp, Inc.	CBNK	MA	548	17.14	17.14	(0.30)	(1.69)	12.51	79.9	NM	NM	85.1	85.1	14.58	0.00
Citizens Community Bancorp	CZWI	WI	575	NA	NA	(0.58)	NA	3.21	17.6	NA	NA	NA	NA	NA	6.23
Citizens First Bancorp, Inc.	CTZN	MI	1,933	3.08	2.99	(4.30)	(71.65)	0.58	4.8	NM	NM	7.5	7.7	0.23	0.00
Citizens South Banking Corp.	CSBC	NC	821	12.67	9.33	0.09	0.75	5.72	43.1	NM	NM	51.6	81.0	5.39	2.80
CMS Bancorp, Inc.	CMSB	NY	243	8.60	8.60	(0.20)	(2.06)	7.50	14.0	NM	NM	NA	NA	NA	0.00
Community Financial Corp.	CFFC	VA	541	8.84	8.84	1.07	12.37	4.15	18.1	3.7	3.4	50.7	50.7	3.42	0.00
Danvers Bancorp, Inc.	DNBK	MA	1,893	11.95	11.93	0.15	1.17	13.51	295.8	NM	67.9	104.4	104.7	12.47	0.59
Dime Community Bancshares	DCOM	NY	3,908	7.41	6.07	0.59	8.34	11.24	386.6	15.8	12.1	133.5	161.3	9.89	4.98
Elmira Savings Bank, FSB	ESBK	NY	506	10.73	8.35	0.91	8.84	15.98	30.6	9.8	14.1	85.3	134.4	6.28	5.01
ESB Financial Corp.	ESBF	PA	1,979	8.48	6.45	0.60	8.04	11.94	144.0	12.4	11.4	86.1	115.9	7.28	3.35
ESSA Bancorp, Inc.	ESSA	PA	1,042	17.80	17.80	0.64	3.42	12.66	182.4	26.9	26.1	101.5	101.5	18.08	1.58

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 11/30/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
FFD Financial Corp.	FFDF	OH	192	9.34	9.34	0.48	5.01	14.80	15.0	16.8	15.8	83.2	83.2	7.77	4.59
Fidelity Bancorp, Inc.	FSBI	PA	730	6.45	6.11	(0.24)	(3.62)	5.24	16.0	NM	12.7	39.5	42.3	2.21	1.53
First Advantage Bancorp	FABK	TN	353	20.06	20.06	0.30	1.44	10.50	46.1	47.7	45.7	65.2	65.2	13.08	1.90
First Bancshares, Inc.	FBSI	MO	220	10.97	10.90	(1.73)	(16.42)	8.50	13.2	NM	NA	54.5	54.9	5.98	0.00
First Capital, Inc.	FCAP	IN	457	10.23	9.12	0.31	2.96	15.21	41.9	31.0	28.3	89.9	102.2	9.18	4.74
First Clover Leaf Financial Corp.	FCLF	IL	603	13.20	11.29	(1.07)	(7.50)	7.00	56.1	NM	NM	71.0	84.9	9.38	3.43
First Community Bank Corp.	FCFL	FL	561	7.46	7.46	(1.33)	(16.29)	2.86	11.9	NM	NA	38.1	38.1	2.16	0.00
First Defiance Financial Corp.	FDEF	OH	2,019	11.62	8.73	0.38	3.35	10.86	88.2	15.1	10.7	44.5	65.6	4.45	1.47
First Federal Bancshs. of Arkansas	FFBH	AR	739	8.58	8.58	(3.23)	(31.18)	2.90	14.1	NM	NM	29.8	29.8	1.95	1.38
First Federal of No. Mich. Bancorp	FFNM	MI	239	10.84	10.47	(2.44)	(20.48)	1.42	4.1	NM	NM	15.8	16.5	1.72	0.00
First Financial Holdings, Inc.	FFCH	SC	3,510	10.02	9.03	0.88	11.18	13.39	221.2	6.0	NM	74.3	85.6	6.18	1.49
First Financial Northwest, Inc.	FFNW	WA	1,319	19.01	19.01	(2.48)	(11.38)	6.86	133.4	NM	NM	54.8	54.8	10.42	4.96
First Franklin Corp.	FFHS	OH	304	7.65	7.65	(0.39)	(5.18)	8.00	13.5	NM	NM	57.8	57.8	4.42	0.00
First Keystone Financial, Inc.(2)	FKFS	PA	525	6.22	6.22	(0.58)	(8.87)	11.75	28.6	NM	NM	87.4	87.4	5.44	0.00
First Niagara Financial Group, Inc.	FNFG	NY	14,138	16.86	10.95	0.71	4.03	13.19	2,482.4	27.5	NA	102.3	168.7	NA	4.25
First PacTrust Bancorp, Inc.	FPTB	CA	894	10.85	10.85	(0.20)	(1.84)	6.25	26.6	NM	NM	34.1	34.1	3.03	3.20
First Place Financial Corp.	FPFC	OH	3,245	8.57	8.27	(3.32)	(39.81)	2.86	48.5	NM	NM	23.2	24.5	1.53	0.00
First Savings Financial Group, Inc.	FSFG	IN	481	11.00	9.37	0.01	0.07	10.35	26.3	NM	NM	NA	NA	NA	0.00
Flagstar Bancorp, Inc.	FBC	MI	14,821	4.50	4.50	(4.14)	(77.51)	0.70	328.0	NM	NM	81.4	81.4	2.24	0.00
Flushing Financial Corp.	FFIC	NY	4,177	9.98	9.58	0.66	8.93	10.91	339.6	9.9	9.1	94.4	99.6	8.00	4.77
GS Financial Corp.	GSLA	LA	271	10.45	10.45	0.33	2.91	15.80	19.8	24.3	17.0	70.1	70.1	7.33	2.53
Hampden Bancorp, Inc.	HBNK	MA	566	17.00	17.00	0.01	0.08	10.97	80.2	NM	145.2	83.6	83.6	14.20	1.09
Harleysville Savings Fin’l Corp.	HARL	PA	830	6.04	6.04	0.57	9.67	13.73	49.8	10.5	9.4	99.4	99.4	6.00	5.53
Harrington West Fin’l Group, Inc.	HWFG	CA	1,058	2.49	1.94	(2.25)	(60.84)	0.49	3.6	NM	NM	14.4	18.9	0.34	0.00
HF Financial Corp.	HFFC	SD	1,168	6.03	5.63	0.58	8.31	9.85	68.1	7.4	6.3	56.5	60.8	3.41	4.57
Hingham Institution for Savings	HIFS	MA	914	7.03	7.03	0.90	12.33	30.25	64.3	8.5	8.2	100.0	100.0	7.03	2.91
HMN Financial, Inc.	HMNF	MN	1,033	9.73	9.73	(1.22)	(13.24)	3.75	15.9	NM	NM	20.7	20.7	1.58	0.00
Home Bancorp, Inc.	HBCP	LA	533	24.86	24.86	0.74	3.11	12.33	108.5	26.8	17.5	83.0	83.0	20.63	0.00
Home Federal Bancorp, Inc.	HOME	ID	828	25.32	25.32	1.14	3.99	12.19	203.6	23.4	NA	97.1	97.1	24.58	1.80

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 11/30/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
HopFed Bancorp, Inc.	HFBC	KY	1,022	7.89	7.78	0.05	0.61	9.87	35.5	NM	NM	56.5	57.7	3.53	4.86
Hudson City Bancorp, Inc.	HCBK	NJ	58,885	8.95	8.70	0.93	10.19	13.29	6,981.4	12.8	12.8	123.6	127.4	11.06	4.51
Independence Federal Svgs. Bank	IFSB	DC	167	5.96	5.96	(0.06)	(1.17)	1.95	3.0	NM	NM	30.3	30.3	1.81	0.00
Jefferson Bancshares, Inc.	JFBI	TN	654	12.33	8.89	0.42	3.29	5.00	33.5	11.9	11.6	41.5	59.7	5.11	2.40
Legacy Bancorp, Inc.	LEGC	MA	954	13.04	11.92	(0.47)	(3.53)	9.55	83.4	NM	50.1	67.2	74.7	8.76	2.09
Liberty Bancorp, Inc.	LBCP	MO	384	11.26	10.77	0.57	4.73	8.09	29.3	15.3	14.7	67.7	71.2	7.63	1.24
Louisiana Bancorp, Inc.	LABC	LA	332	23.82	23.82	0.82	3.16	14.65	74.1	27.6	27.4	96.3	96.3	22.93	0.00
LSB Corp.	LSBX	MA	807	9.46	9.46	0.94	10.54	11.53	51.9	7.7	7.7	83.9	83.9	6.55	1.73
LSB Financial Corp.	LSBI	IN	364	9.43	9.43	0.25	2.78	10.25	15.9	16.5	14.8	46.4	46.4	4.38	4.88
Mayflower Bancorp, Inc.	MFLR	MA	249	8.09	8.08	0.50	6.34	6.60	13.8	11.0	11.6	68.3	68.3	5.52	3.64
Meta Financial Group, Inc.	CASH	IA	820	5.38	5.09	(0.31)	(5.45)	21.78	56.8	NM	NM	128.7	136.5	6.93	2.39
MutualFirst Financial, Inc.	MFSF	IN	1,397	9.37	8.97	(1.46)	(15.81)	6.57	45.9	NM	NM	46.2	49.3	3.36	3.65
NASB Financial, Inc.	NASB	MO	1,615	10.03	9.88	0.88	8.78	24.15	190.0	14.0	13.8	117.4	119.3	11.77	3.73
New Hampshire Thrift Bancshs.	NHTB	NH	903	9.81	6.77	0.76	8.15	9.50	54.8	8.7	11.2	69.9	111.7	6.15	5.47
New York Community Bancorp	NYB	NY	32,884	13.20	6.03	1.07	8.26	11.69	4,188.0	11.7	10.2	95.7	226.6	12.64	8.55
NewAlliance Bancshares, Inc.	NAL	CT	8,541	16.71	10.82	0.52	3.14	11.78	1,249.3	26.2	27.2	88.0	145.6	14.70	2.38
Newport Bancorp, Inc.	NFSB	RI	452	11.63	11.63	(0.07)	(0.56)	12.10	48.1	NM	NM	90.7	90.7	10.55	0.00
North Central Bancshares, Inc.	FFFD	IA	453	10.61	10.61	(0.15)	(1.58)	15.30	20.6	NM	NM	54.2	54.2	4.65	0.26
OceanFirst Financial Corp.	OCFC	NJ	1,873	8.87	8.87	0.83	10.52	10.13	190.7	8.4	8.0	97.8	97.8	6.86	7.90
Osage Bancshares, Inc.	OSBK	OK	160	15.72	15.11	(0.32)	(1.90)	7.79	21.5	NM	33.3	86.1	90.2	13.53	4.36
Pamrapo Bancorp, Inc.(2)	PBCI	NJ	572	8.83	8.83	(0.56)	(6.16)	7.50	37.0	NM	NM	73.3	73.3	6.47	0.00
Park Bancorp, Inc.	PFED	IL	222	11.55	11.55	(1.26)	(10.68)	3.75	4.5	NM	NM	17.5	17.5	2.02	0.00
Parkvale Financial Corp.	PVSA	PA	1,903	7.94	6.51	(0.52)	(6.47)	8.47	46.0	NM	7.1	38.5	51.0	2.46	2.36
People’s United Financial, Inc.	PBCT	CT	20,810	24.58	18.64	0.54	2.13	16.29	5,674.0	49.4	53.8	106.9	152.1	26.27	3.74
Provident Financial Holdings, Inc.	PROV	CA	1,480	7.36	7.36	(0.82)	(10.89)	4.01	24.9	NM	NM	22.9	22.9	1.69	1.00
Provident Financial Services, Inc.	PFS	NJ	6,816	12.95	NA	(1.84)	(12.80)	10.58	633.0	NM	NM	71.7	120.9	9.29	4.16
Provident New York Bancorp	PBNY	NY	3,022	14.15	9.14	0.89	6.22	8.35	330.2	12.5	22.7	77.2	126.5	10.93	2.87
Pulaski Financial Corp.	PULB	MO	1,406	8.32	8.04	0.36	4.64	7.00	72.6	18.9	17.7	NA	NA	NA	5.43
PVF Capital Corp.	PVFC	OH	887	6.19	6.19	(1.67)	(25.75)	1.85	14.8	NM	NM	26.9	26.9	1.66	0.00

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 11/30/09 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Rainier Pacific Fin’l Group, Inc.	RPFG	WA	764	1.68	1.31	(6.86)	(142.64)	0.27	1.7	NM	NM	12.7	16.2	0.21	0.00
River Valley Bancorp	RIVR	IN	385	6.62	6.61	0.41	6.36	13.01	19.6	12.6	12.2	76.8	76.9	5.08	6.46
Riverview Bancorp, Inc.	RVSB	WA	864	10.42	7.64	0.14	1.43	2.70	29.5	22.5	15.8	32.9	46.7	3.42	0.00
Rome Bancorp, Inc.	ROME	NY	338	17.81	17.81	0.86	4.82	8.39	57.7	19.1	17.6	95.9	95.9	17.08	4.05
Severn Bancorp, Inc.	SVBI	MD	996	10.97	10.94	(1.30)	(11.05)	2.61	26.3	NM	NM	31.8	31.9	2.71	4.60
Superior Bancorp	SUPR	AL	3,227	7.58	7.07	(5.32)	(61.08)	1.83	21.3	NM	NM	11.8	13.0	0.67	0.00
Teche Holding Company	TSH	LA	765	9.34	8.90	0.91	9.98	31.70	66.5	9.5	8.4	93.0	98.1	8.69	4.48
Territorial Bancorp Inc.	TBNK	HI	1,357	15.91	15.91	0.49	4.97	16.98	207.7	NA	NA	96.3	96.3	15.31	0.00
TF Financial Corp.	THRD	PA	712	10.05	9.47	0.53	5.60	18.44	49.1	12.1	12.0	65.1	69.3	6.54	4.34
TierOne Corp.	TONE	NE	3,161	7.73	7.61	(0.84)	(10.18)	0.84	15.2	NM	NM	6.2	6.3	0.48	0.00
Timberland Bancorp, Inc.	TSBK	WA	703	12.54	11.73	0.01	0.08	4.50	31.7	NM	23.2	43.7	48.0	4.62	2.67
TrustCo Bank Corp NY	TRST	NY	3,650	6.70	6.69	0.76	11.25	6.16	472.2	18.1	17.8	192.7	193.1	12.92	4.06
United Community Fin’l Corp.	UCFC	OH	2,462	9.58	9.56	(0.16)	(1.64)	1.59	49.1	NM	NM	20.8	20.9	1.99	0.00
United Financial Bancorp, Inc.	UBNK	MA	1,247	17.35	17.34	0.45	2.53	12.84	206.4	34.7	25.9	95.9	96.0	16.64	2.18
United Western Bancorp, Inc.	UWBK	CO	2,628	7.43	7.43	0.03	0.53	3.05	89.4	9.2	NM	42.7	42.7	3.17	0.00
Washington Federal, Inc.	WFSL	WA	12,582	13.87	12.10	0.39	3.40	19.05	2,138.8	41.4	38.7	122.5	143.7	16.99	1.05
Wayne Savings Bancshares, Inc.	WAYN	OH	400	9.12	8.64	0.47	5.52	5.74	17.2	8.7	8.2	47.2	50.1	4.31	3.48
Westfield Financial, Inc.	WFD	MA	1,262	20.38	20.38	0.37	1.60	8.27	252.2	55.1	46.6	98.5	98.5	20.07	2.42
WSB Holdings, Inc.	WSB	MD	447	11.90	11.90	(1.23)	(10.33)	2.55	20.0	NM	NM	37.6	37.6	4.48	3.14
WSFS Financial Corp.	WSFS	DE	3,574	8.48	NA	(0.08)	(1.03)	26.67	188.7	NM	NM	75.2	NA	5.36	1.80
WVS Financial Corp.	WVFC	PA	370	8.37	8.37	0.54	7.33	15.25	31.6	14.1	13.5	101.9	101.9	8.53	4.20

Average(2)	NA	NA	2,959	10.90	10.08	(0.41)	(7.36)	NA	313.0	18.1	21.2	69.9	75.9	7.48	2.38
Median(2)	NA	NA	914	10.00	9.13	0.23	1.52	NA	49.1	14.6	14.8	68.3	74.7	5.99	2.38

(1)	Includes public thrifts listed on NYSE, NYSE Amex, and NASDAQ; excludes thrifts subject to mutual holding company ownership.
(2)	Average and mean data exclude companies subject to pending acquisition.

Source: SNL Financial; Feldman Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 1.45%, which represented the yield on three-year U.S. Treasury securities at September 30, 2009. The effective corporate income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 0.96%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 10-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that the Bank’s recognition and retention plan (“RRP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RRP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RRP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.02 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $4.02 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.31%; and a volatility rate of 22.35% based on an index of publicly traded thrift institutions.

7.	Total offering expenses are estimated at $700,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Fairmount Bank

Historical Financial Data as of September 30, 2009

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	425,000	500,000	575,000	661,250
Offering price	$10.00	$10.00	$10.00	$10.00

Gross proceeds	$4,250	$5,000	$5,750	$6,613
Less: estimated offering expenses	(700)	(700)	(700)	(700)

Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Net investable proceeds	$3,040	$3,700	$4,360	$5,119

Net Income:
Historical LTM ended 9/30/09	$445	$445	$445	$445
Pro forma income on net proceeds	29	36	42	49
Pro forma ESOP adjustment	(22)	(26)	(30)	(35)
Pro forma RRP adjustment	(22)	(26)	(30)	(35)
Pro forma option adjustment	(31)	(37)	(42)	(49)

Pro forma net income	$399	$392	$385	$375

Pro forma earnings per share	$1.01	$0.84	$0.72	$0.61

Core Earnings:
Historical LTM ended 9/30/09	$445	$445	$445	$445
Pro forma income on net proceeds	29	36	42	49
Pro forma ESOP adjustment	(22)	(26)	(30)	(35)
Pro forma RRP adjustment	(22)	(26)	(30)	(35)
Pro forma option adjustment	(31)	(37)	(42)	(49)

Pro forma core earnings	$399	$392	$385	$375

Pro forma core earnings per share	$1.01	$0.84	$0.72	$0.61

Total Equity	$6,790	$6,790	$6,790	$6,790
Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Pro forma total equity	$9,830	$10,490	$11,150	$11,909

Pro forma book value	$23.13	$20.98	$19.39	$18.01

Tangible Equity	$6,790	$6,790	$6,790	$6,790
Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Pro forma tangible equity	$9,830	$10,490	$11,150	$11,909

Pro forma tangible book value	$23.13	$20.98	$19.39	$18.01

Total Assets	$64,041	$64,041	$64,041	$64,041
Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Pro forma total assets	$67,081	$67,741	$68,401	$69,160

Pro Forma Ratios:
Price / LTM EPS	9.9	11.9	13.9	16.4
Price / Core EPS	9.9	11.9	13.9	16.4
Price / Book Value	43.2%	47.7%	51.6%	55.5%
Price / Tangible Book Value	43.2%	47.7%	51.6%	55.5%
Price / Total Assets	6.34%	7.38%	8.41%	9.56%
Total Equity / Assets	14.65%	15.49%	16.30%	17.22%
Tangible Equity / Assets	14.65%	15.49%	16.30%	17.22%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Fairmount Bank

Historical Financial Data as of September 30, 2009

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$445,000
Core earnings — LTM	Y	445,000
Net worth	B	6,790,000
Tangible net worth	B	6,790,000
Total assets	A	64,041,000
Expenses in conversion	X	700,000
Other proceeds not reinvested	O	690,000
ESOP purchase	E	460,000
ESOP expense (pre-tax)	F	45,455
RSP purchase	M	230,000
RSP expense (pre-tax)	N	45,455
Stock option expense (pre-tax)	Q	46,230
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.96%
Tax rate	T	34.00%
Shares for EPS	S	92.80%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	13.89	x
Price / Core EPS	P/E	13.89	x
Price / Book Valuex	P/B	51.57%
Price / Tangible Book	P/TB	51.57%
Price / Assets	P/A	8.41%

Pro Forma Calculation at Maximum Value					Based on
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$5,750,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$5,750,000	[Core earings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$5,750,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M)	=	$5,750,000	[Tangible book]
		1 - P/TB

V	=	P/A * (B - X - E - M)	=	$5,750,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum =	$5,000,000	x	0.85	=	$4,250,000
Midpoint =	$5,000,000	x	1.00	=	$5,000,000
Maximum =	$5,000,000	x	1.15	=	$5,750,000
Adj. Max. =	$5,750,000	x	1.15	=	$6,612,500

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation

Computed from Market Price Data as of November 30, 2009

			Comparative Group		All Public Thrifts (1)
Valuation Ratio	Symbol	Fairmount Bank
			Average	Median	Average	Median

Price / LTM EPS	P/E		18.5	16.7	18.1	14.6
Minimum	(x)	9.9	-46.5%	-40.6%	-45.3%	-32.2%
Midpoint		11.9	-35.6%	-28.6%	-34.2%	-18.5%
Maximum		13.9	-24.9%	-16.6%	-23.2%	-4.8%
Adj. Maximum		16.4	-11.4%	-1.7%	-9.4%	12.3%

Price / Core EPS	P/E		19.8	16.4	21.2	14.8
Minimum	(x)	9.9	-50.1%	-39.7%	-53.3%	-33.1%
Midpoint		11.9	-40.0%	-27.5%	-43.8%	-19.6%
Maximum		13.9	-30.0%	-15.4%	-34.5%	-6.2%
Adj. Maximum		16.4	-17.4%	-0.1%	-22.7%	10.8%

Price / Book Value	P/B		67.1	66.7	69.9	68.3
Minimum	(%)	43.2	-35.5%	-35.2%	-38.1%	-36.7%
Midpoint		47.7	-28.9%	-28.6%	-31.8%	-30.2%
Maximum		51.6	-23.1%	-22.7%	-26.2%	-24.5%
Adj. Maximum		55.5	-17.2%	-16.8%	-20.6%	-18.7%

Price / Tangible Book	P/TB		67.8	66.8	75.9	74.7
Minimum	(%)	43.2	-36.2%	-35.2%	-43.0%	-42.1%
Midpoint		47.7	-29.7%	-28.6%	-37.2%	-36.2%
Maximum		51.6	-23.9%	-22.7%	-32.1%	-31.0%
Adj. Maximum		55.5	-18.1%	-16.8%	-26.8%	-25.7%

Price / Total Assets	P/A		8.16	6.43	7.48	5.99
Minimum	(%)	6.34	-22.4%	-1.4%	-15.3%	5.8%
Midpoint		7.38	-9.6%	14.9%	-1.3%	23.2%
Maximum		8.41	3.0%	30.8%	12.4%	40.3%
Adj. Maximum		9.56	17.2%	48.8%	27.8%	59.6%

(1)	Excludes companies subject to MHC ownership or pending acquisition.

IV-4